UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
CARDINAL ETHANOL, LLC
(Name of small business issuer in its charter)

Indiana	2860	20-2327916
State or jurisdiction of	Primary Standard Industrial	I.R.S. Employer Identification No.
incorporation or organization	Classification Code Number
2 OMCO Square, Suite 201, Winchester, IN 47394
(765) 584-2209
(Address and telephone number of principal executive offices and principal place of business)
Troy Prescott, Chairman of the Board
2 OMCO Square, Suite 201
Winchester, IN 47394
(765) 584-2209
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
William E. Hanigan
Miranda L. Hughes
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each	Maximum Number of	Proposed maximum	Proposed maximum	Amount of
class of securities	Units to be	offering price per	aggregate offering	registration
to be registered	Registered	unit	price	fee(1)
Membership Units	16,400	$5,000	$82,000,000	$8,774

(1)	Determined pursuant to Section 6(b) of the Securities Act of 1933, Rule 457(o) and Fee Rate Advisory #5 for Fiscal Year 2006.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus Dated February 10, 2006
     The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.
CARDINAL ETHANOL, LLC
An Indiana Limited Liability Company
[Effective Date]
The Securities being offered by Cardinal Ethanol, LLC are Limited Liability Company Membership Units

Minimum Offering Amount	$45,000,000	Minimum Number of Units	9,000
Maximum Offering Amount	$82,000,000	Maximum Number of Units	16,400
Offering Price: $5,000 per Unit
Minimum Purchase Requirement: 4 Units ($20,000)
Additional Increments: 1 Unit ($5,000)
     This is the initial public offering of limited liability company membership units in Cardinal Ethanol, LLC, a development-stage Indiana limited liability company. We intend to use the offering proceeds to pay for a portion of the construction and start-up operating costs of a 100-million gallon per year dry mill corn-processing ethanol plant to be located in east central Indiana or west central Ohio. We estimate the total project, including operating capital, will cost approximately $150,500,000. We expect to use debt financing to complete project capitalization.
     A unit represents a pro rata ownership interest in our capital, profits, losses, and distributions. No public market exists for our units and none is expected to develop. Our units will not be listed on any national exchange. The units are subject to a number of transfer restrictions imposed by our operating agreement, as well as applicable tax and securities laws. We are selling the units directly to investors on a best efforts basis, without using an underwriter.
     The offering will end no later than [one year from the effective date of this registration statement]. Investments will be held in escrow until the earliest of (1) our receipt of $45,000,000 or more in offering cash proceeds and a written debt financing commitment for an amount ranging from $67,140,000 to $104,140,000, depending on the equity raised, including the $1,360,000 we raised in previous private placement offerings; (2) [one year from the effective date of this registration statement]; or (3) termination of the offering.
These securities are speculative securities and involve a significant degree of risk. Before investing in our units, purchasers should read this prospectus and consider each of the factors under “RISK FACTORS” beginning on page 6.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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PROSPECTUS SUMMARY
     This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus and the financial statements, and attached exhibits before you decide whether to invest.
Cardinal Ethanol
     We are an Indiana limited liability company organized on February 7, 2005 with the name of Indiana Ethanol, LLC. On September 27, 2005, we changed our name to Cardinal Ethanol, LLC. We are a development-stage company with no prior operating history. We do not expect to generate any revenue until we begin operating the proposed ethanol plant. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 2 OMCO Square, Suite 201, Winchester, Indiana 47394. Our telephone number is (765) 584-2209.
The Offering
The following is a brief summary of this offering:

Minimum number of units offered	9,000 units

Maximum number of units offered	16,400 units

Purchase price per unit	$5000

Minimum purchase amount	4 units ($20,000)

Additional purchases	1 unit increments ($5,000)

Maximum purchase amount	You may purchase any number of additional units subject to the 40% ownership limitation contained in our operating agreement. There are currently 568 units outstanding. If we sell the minimum number of units offered, the maximum number of units you may own upon completion of the offering is 3,827 units. If we sell the maximum number of units offered, the maximum number of units you may own upon completion of the offering is 6,787 units.

Use of Proceeds	The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 100-million gallon per year dry mill corn-processing ethanol plant to be located in east central Indiana or west central Ohio.

Offering start date	We expect to start selling units as soon as possible following the declaration of effectiveness of this registration statement by the Securities and Exchange Commission.

Offering end date	The offering will end no later than [one year date]. If we sell the maximum number of units prior to [one year date], the offering will end on or about the date that we sell the maximum number of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units and we may end the offering any time after we sell the minimum number of units and prior to [one year date]. In addition, if we abandon the project for any reason prior to [one year date], we will terminate the offering and return offering proceeds to investors.

Units issued and outstanding if min. sold	9,568 units(1)

Units issued and outstanding if max. sold	16,968 units(1)

Risk factors	See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our units.
     We currently plan to register the offering only with the Florida, Georgia, Illinois, Indiana, Kentucky Michigan, Ohio and Tennessee state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Ohio and Tennessee unless we decide to register in additional states. This limitation may result in the offering being unsuccessful. The directors and officers identified on page 5 of this prospectus will be offering the securities on our behalf directly to investors without the use of an underwriter. We will not pay commissions to our directors and officers for these sales.
The Project
     If we are able to fully capitalize the project as described in our financing plan below, we will use the offering proceeds to build and operate 100-million gallon per year dry mill corn-processing ethanol plant in east central Indiana or west central Ohio. We expect Fagen, Inc. of Granite Falls, Minnesota to build our plant using technology developed by ICM, Inc. of Colwich, Kansas. We have not begun design or construction of our plant. We have not selected or purchased a site upon which to build the plant.
     We expect the ethanol plant will annually process approximately 36 million bushels of corn into approximately 100-million gallons of fuel-grade ethanol, 320,000 tons of distillers grains for animal feed and 220,500 tons of carbon dioxide per year. Distillers grains and carbon dioxide are the principal by-products of the ethanol manufacturing process. These production estimates are based upon engineering specifications from our anticipated design-builder, Fagen, Inc. While we believe our production estimates are reasonable, actual production results could vary.
     We have entered into a non-binding amended letter of intent with Fagen, Inc., for the design and construction of our proposed ethanol plant for a price of $105,997,000, exclusive of any change orders we may approve. In addition, our letter of intent with Fagen, Inc. provides for an adjustment to the construction price in certain circumstances. See “DESCRIPTION OF BUSINESS – Design-Build Team” for detailed information about our non-binding letter of intent with Fagen, Inc. We anticipate entering into a definitive agreement with Fagen, Inc. for the design and construction services in exchange for a lump sum price equal to 105,997,000 set forth in our letter of intent when we have received the minimum amount of funds necessary to break escrow and have received a debt financing commitment sufficient to carry out our business plan.
     We have also entered into a phase I and phase II engineering services agreement with Fagen Engineering, LLC for the performance of certain engineering and design work in exchange for $92,500, which will be credited against the total design build costs of our project. Fagen Engineering, LLC performs the engineering services for projects constructed by Fagen, Inc. Both Fagen Engineering, LLC and Fagen, Inc. are owned by Ron Fagen. See “DESCRIPTION OF BUSINESS – Design-Build Team” for detailed information about our phase 1 and phase II engineering services agreement with Fagen Engineering, LLC.
     Construction of the project is expected to take 18-20 months from the date our offering closes. Our anticipated completion date is scheduled for summer 2008. Once the plant is operational, we intend to sell all of the ethanol and distillers grains produced at the facility. There are no current plans to capture and market the carbon dioxide, however, at some point in the future we may decide it is feasible to do so. We intend to market our ethanol through an experienced ethanol marketer. We may try to market our distillers grains to the local livestock markets surrounding the plant. However, if the local markets are unable to support purchases of our distillers grains at the prices we desire, we will market the distillers grains through an experienced distillers grains marketer.

(1)	Includes 568 units currently issued and outstanding from our previous private placements.

Our Financing Plan
     We estimate the total project will cost approximately $150,500,000. We expect that the design and construction of the plant will cost approximately $105,997,000, with additional start-up and development costs of approximately $44,503,000. This is a preliminary estimate primarily based upon the experience of our general contractor, Fagen, Inc., with ethanol plants similar to the plant we intend to build and operate. We expect our estimate to change as we continue to develop the project. These changes could be significant.
     We expect to capitalize our project using a combination of equity and debt to supplement the proceeds from our previous private placements. Through our previous private placements, we raised $120,000 of founders’ capital equity and $1,240,000 of seed capital equity for aggregate proceeds of $1,360,000 to fund our development, organizational and offering expenses. We intend to raise a minimum of $45,000,000 and a maximum of $82,000,000 in this offering. Depending on the level of equity raised in this offering and the amount of any grants, bond financing and/or other incentives we may be awarded, we will need to obtain debt financing ranging from approximately $67,140,000 to $104,140,000 in order to supplement our seed capital proceeds of $1,360,000 and fully capitalize the project. We estimated the range of debt financing we will need by subtracting the minimum and maximum amount of equity in this offering and the $1,360,000 we raised as seed capital from the estimated total project cost.
     We have no contracts or commitments with any bank, lender or financial institution for this debt financing. There are no assurances that we will be able to obtain the necessary debt financing, other financing or grants sufficient to capitalize the project. The level of debt we require may be reduced by any bond financing, tax increment financing, grants and other incentives awarded to us. Depending on the number of units sold, we may also seek third party credit providers to provide subordinated debt for the construction and initial operating expenses of the project.
     Our financing plan will require a significant amount of debt. Before we release funds from escrow, we must secure a written debt financing commitment. You should be aware that a commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend subject to certain terms and conditions. It is also subject to the negotiation, execution, and delivery of loan and loan-related documentation satisfactory to the lender. Therefore, even if we sell the aggregate minimum number of units prior to [one year date] and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:
     If this occurs, we have three alternatives:
•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

•	Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
Financial Information
     We are a development-stage company with no operating history and no revenues. Please see “SELECTED FINANCIAL DATA” for a summary of our finances and the index to our financial statements for our detailed financial information.
IMPORTANT NOTICES TO INVESTORS
     This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.

     Investing in our units involves significant risk. Please see “RISK FACTORS” beginning on page 6 to read about important risks you should consider before purchasing our units. No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities.
     These securities have not been requested under the securities laws of any state other than the states of Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Ohio and Tennessee and may be offered and sold in other states only in reliance on exemptions from the registration requirements of the laws of those other states.
     In making an investment decision, investors must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, state securities laws and our operating agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.
     During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (765) 584-2209, or at our business address: Cardinal Ethanol, LLC, 2 OMCO Square, Suite 201, Winchester, Indiana 47394. Also, you may contact any of the following directors directly at the phone numbers listed below:

NAME	POSITION	PHONE NUMBER
Troy Prescott	Director & Chairman/President	(765) 969-5541
Tom Chalfant	Director & Vice Chairman/Vice President	(765) 729-3129
Ralph Brumbaugh	Director	(937) 423-0964
Thomas Chronister	Director	(260) 437-0418
Everett Hart	Director	(937) 459-7301
Jeremey Herlyn	Director	(765) 914-4938
Michael Shuter	Director	(765) 208-2422
Steven Snider	Director	(765) 744-1881
Jerrold Voisinet	Director	(937) 773-1069
Andrew Zawosky	Director	(937) 459-0162
FORWARD LOOKING STATEMENTS
     Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “USE OF PROCEEDS” and “DESCRIPTION OF BUSINESS,” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited to, unforeseen developments, including developments relating to the following:

•	the availability and adequacy of our cash flow to meet its requirements, including payment of loans;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

•	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the ethanol industry;

•	the loss of any license or permit;

•	the loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	changes in our business strategy, capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.
     You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.
RISK FACTORS
     The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the risk factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.
Risks Related to the Offering
Failure to sell the minimum number of units will result in the failure of this offering, which means your investment may be returned to you with nominal interest.
     We may not be able to sell the minimum amount of units required to close on this offering. We must sell and receive at least $45,000,000 worth of units to close the offering. If we do not sell units and collect funds of at least $45,000,000 in this offering by [one year from the effective date of this registration statement], we cannot close the offering and must return investors’ money with nominal interest, less expenses for escrow agency fees. This means that from the date of an investor’s investment, the investor would earn a nominal rate of return on the money he, she, or it deposits with us in escrow. We do not expect the termination date to be later than [one year from effective date of this prospectus].
We are not experienced in selling securities and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.
     We are making this offering on a “best efforts” basis, which means that we will not use an underwriter or placement agent. We have no firm commitment from any prospective buyer to purchase our units and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors in the states of Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Ohio and Tennessee. We plan to advertise in local media and by mailing information to area residents. We also plan to hold informational meetings throughout Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Ohio and Tennessee. Our directors have significant responsibilities in their primary occupations in addition to trying to raise capital. These individuals have no broker-dealer experience and most of our directors have limited or no experience with public offerings of securities. There can be no assurance that our directors will be successful in securing investors for the offering.

Proceeds of this offering are subject to promissory notes due after the offering is closed and investors unable to pay the 90% balance on their investment may have to forfeit their 10% cash deposit.
     As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. The success of our offering will depend on the investors’ ability to pay the outstanding balances on these promissory notes. In order to purchase units in this offering and become a member in Cardinal Ethanol, each investor must, among other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought, and a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 30 days of the date of our notice that our sales of units have exceeded the aggregate minimum offering amount, including the amounts owed under the promissory notes, of $45,000,000. We may not be able to collect on subscriptions from investors and are subject to the risk that subscribers may default on their payment obligations under their subscription agreements and promissory notes. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation. This means that if you are unable to pay the 90% balance of your investment within 30 days of our notice, you may have to forfeit your 10% cash deposit. Nonetheless, the success of the offering depends on the payment of these amounts by the obligors.
     If we sell the minimum number of units by [one year date], we will be able to close the offering. However, we will not be able to release funds from escrow until the notes are paid off and the cash proceeds in escrow equal or exceed $45,000,000, we have received a written debt financing commitment, and our escrow agent has provided an affidavit to each state securities department in which we have registered our securities for sale stating that the escrow agreement requirements have been satisfied. Accordingly, we could have insufficient capital to complete the construction of the ethanol plant or insufficient ongoing operating capital.
Investors will not be allowed to withdraw their investment, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.
     Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer tendered by Cardinal Ethanol. We do not anticipate making a rescission offer. This means that from the date of your investment through [the ending date of this offering], your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year. If our offering succeeds, and we convert your cash investment into units of Cardinal Ethanol, your investment will be denominated in our units until you transfer those units. There are significant transfer restrictions on our units. You will not have a right to withdraw from Cardinal Ethanol and demand a cash payment from us.
Risks Related to Our Financing Plan
Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the project and Cardinal Ethanol.
     Our financing plan requires a significant amount of debt financing. We do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not release funds from escrow until we secure a written debt financing commitment sufficient to construct and operate the ethanol plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus nominal interest less deduction for escrow agency fees. Including the $1,360,000 we raised in our previous private placement offerings and depending on the level of equity raised in this offering, we expect to require approximately $67,140,000 to $104,140,000 (less any bond or tax increment financing, grants and other incentives we are awarded) in senior or subordinated long-term debt from one or more commercial banks or other lenders, incentives and government grants. Because the amounts of equity and grant funding are not yet known, the exact amount and nature of total debt is also unknown.
     If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.
Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.
     Our debt load and service requirements necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:
•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales; and

•	Merge or consolidate or dispose of all, or substantially all, of our assets.
     In the event that we are unable to pay our debt service obligations, our creditors could force us to (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.
If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.
     If we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.
If we successfully release funds from escrow but are unable to close our loan, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.
     We must obtain a written debt financing commitment prior to releasing funds from escrow. However, a debt financing commitment does not guarantee that we will be able to successfully close the loan. If we fail to close the loan, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing. It is possible that your investment will decline in value while we search for the debt financing necessary to complete our project.
Risks Related to Cardinal Ethanol as a Development-Stage Company
Cardinal Ethanol has no operating history, which could result in errors in management and operations causing a reduction in the value of your investment.
     We were recently formed and have no history of operations. We cannot provide assurance that Cardinal Ethanol can manage start-up effectively and properly staff operations, and any failure to manage our start-up effectively could delay the commencement of plant operations. A delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. We anticipate a period of significant growth, involving the construction and start-up of operations of the plant. This period of growth and the start-up of the plant are likely to be a substantial challenge to us. If we fail to manage start-up effectively, you could lose all or a substantial part of your investment.
We have little to no experience in the ethanol industry, which may affect our ability to build and operate the ethanol plant.
     We are presently, and are likely for some time to continue to be, dependent upon our initial directors. Most of these individuals are experienced in business generally but the majority have very little or no experience in raising capital from the public, organizing and building an ethanol plant, and governing and operating a public company. Many of the directors have no expertise in the ethanol industry. See “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.” In addition, certain directors on our board are presently engaged in business and other activities which impose substantial demand on the time and attention of such directors. You should not purchase units unless you are willing to entrust all aspects of our management to our board of directors.
We will depend on Fagen, Inc. for expertise in beginning operations in the ethanol industry and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.
     We will be dependent on our relationship with Fagen, Inc. and its employees. Any loss of this relationship with Fagen, Inc., particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.
If we fail to finalize critical agreements, such as the design-build agreement, ethanol and distillers grains marketing agreements and utility supply agreements, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.
     You should be aware that this prospectus makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.
Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.
     We expect our business to solely consist of ethanol and distillers grains production and sales. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of ethanol and distillers grains since we do not expect to have any other lines of business or alternative revenue sources.
We have a history of losses and may not ever operate profitably.
     For the period of February 7, 2005 through September 30, 2005, we incurred an accumulated net loss of $43,886. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering and/or in our efforts to build and operate an ethanol plant. Even if we successfully meet all of these objectives and begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably.

Your investment may decline in value due to decisions made by our initial board of directors and until the plant is built, your only recourse to replace these directors will be through amendment to our operating agreement.
     Our operating agreement provides that the initial board of directors will serve until the first annual or special meeting of the members following commencement of substantial operations of the ethanol plant. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement which could be difficult to accomplish.
We have one full-time employee, but we may not be able to hire employees capable of effectively operating the ethanol plant, which may hinder our ability to operate profitably.
     Because we are a development-stage company, we have only one full-time employee. If we are not able to hire employees who can effectively operate the plant, our ability to generate revenue will be significantly reduced or prevented altogether such that you could lose all or a substantial portion of your investment.
Risks Related to Construction of the Ethanol Plant
We will depend on Fagen, Inc. and ICM, Inc. to design and build our ethanol plant, however, we currently have no binding design build agreement with them and their failure to perform could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.
     We will be highly dependent upon Fagen, Inc. and ICM, Inc. to design and build the plant, but we have no definitive binding design build agreement with either company. We have entered into a non-binding letter of intent with Fagen, Inc. for various design and construction services. We have also entered into a phase I and phase II engineering services agreement with Fagen Engineering, LLC for certain engineering and design work to allow us to obtain these services prior to the execution of the design-built agreement. Fagen Engineering, LLC and Fagen, Inc. are both owned by Ron Fagen. Fagen Engineering, LLC provides engineering services for projects constructed by Fagen, Inc. Fagen, Inc. has indicated its intention to deliver to us a proposed design-build contract, in which it will serve as our general contractor and will engage ICM, Inc. to provide design and engineering services. We anticipate that we will execute a definitive binding design-build agreement with Fagen, Inc. to construct the plant when we have received the minimum amount of funds necessary to break escrow and have obtained a debt financing commitment sufficient to carry out our business plan. However, we have not yet negotiated, reviewed or executed the design-build agreement and there is no assurance that such an agreement will be executed.
     If we do not execute a definitive, binding design-build agreement with Fagen, Inc., or if Fagen, Inc. terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement general contractor. Any such event may force us to abandon our business. Fagen, Inc. and ICM, Inc. and their affiliates, may have a conflict of interest with us because Fagen, Inc., ICM, Inc. and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require Fagen, Inc. or ICM, Inc. to devote their full time and attention to our activities. As a result, Fagen, Inc. and ICM, Inc. may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.
We may need to increase cost estimates for construction of the ethanol plant, and such increase could result in devaluation of our units if ethanol plant construction requires additional capital.
     We anticipate that Fagen, Inc. will construct the plant for a contract price, based on the plans and specifications in the anticipated design-build agreement. We have based our capital needs on a design for the plant that will cost approximately $105,997,000 with additional start-up and development costs of approximately $44,503,000 for a total project completion cost of approximately $150,500,000. This price includes construction period interest. The estimated total cost of the project is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant. Under the terms of the letter of intent we signed with Fagen, Inc., if as of the date we give a notice to proceed to Fagen, Inc., the Construction Cost Index published by

Engineering News-Record Magazine (“CCI”) for the month in which the notice to proceed is given, has increased over the CCI for September 2005, the contract price will be increased by an equal percentage amount. Therefore, the cost of our plant could be significantly higher than the $105,997,000 construction price in the letter of intent.
     In addition, increases in price of steel, cement and other construction materials, as well increases in the cost of labor, could affect the final cost of construction of the ethanol plant. Further, shortages of steel, cement and other construction materials, as well labor shortages, could affect the final completion date of the project. We have budgeted $8,388,000 for our construction contingency to help offset higher construction costs. However, this may not be sufficient to offset increased costs. Advances and changes in technology may require changes to our current plans in order to remain competitive. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.
Construction delays could result in devaluation of our units if our production and sale of ethanol and its by-products are similarly delayed.
     We currently expect our plant to be operating by summer 2008; however, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project, could cause construction and operation delays. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.
Defects in plant construction could result in devaluation of our units if our plant does not produce ethanol and its by-products as anticipated.
     There is no assurance that defects in materials and/or workmanship in the plant will not occur. Under the terms of the anticipated design-build agreement with Fagen, Inc., Fagen, Inc. would warrant that the material and equipment furnished to build the plant will be new, of good quality, and free from material defects in material or workmanship at the time of delivery. Though we expect the design-build agreement to require Fagen, Inc. to correct all defects in material or workmanship for a period of one year after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value of your units.
The plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.
     Our board of directors is currently exploring the feasibility of sites in east central Indiana and west central Ohio. Our board of directors reserves the right to select the location of the plant site, in their sole discretion, for any reason. Once a plant site is selected, there can be no assurance that we will not encounter hazardous environmental conditions that may delay the construction of the plant. We do not anticipate Fagen, Inc. to be responsible for any hazardous environmental conditions encountered at the plant site. Upon encountering a hazardous environmental condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, Fagen, Inc. will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value of your units.

Risks Related to Ethanol Production
Changes in the prices of corn and natural gas can be volatile and these changes will significantly impact our financial performance and the value of your investment.
     Our results of operations and financial condition will be significantly affected by the cost and supply of corn and natural gas. Changes in the price and supply of corn and natural gas are subject to and determined by market forces over which we have no control. Generally, higher corn and natural gas prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased corn and natural gas costs to our customers. There is no assurance that we will be able to pass through such higher prices. If we experience a sustained period of high corn and/or natural gas prices, such pricing may reduce our ability to generate revenues and our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment.
     Ethanol production at our ethanol plant will require significant amounts of corn. In addition, other new ethanol plants may be developed in the state of Indiana or Ohio. If these plants are successfully developed and constructed, we expect to compete with them for corn origination. Competition for corn origination may increase our cost of corn and harm our financial performance and the value of your investment.
     We intend to use natural gas as the power source for our ethanol plant. Natural gas costs represent approximately 15-20% of our total cost of production. Natural gas prices are volatile and may lead to higher operating costs, which would lower the value of your investment. In late August and early September 2005, Hurricane Katrina and Hurricane Rita caused dramatic damage to areas of Louisiana and Texas, which are the location of two of the largest natural gas hubs in the United States. The damage became apparent and natural gas prices substantially increased. At this time it is unknown how this damage will affect intermediate and long-term prices of natural gas. Future hurricanes could create additional uncertainty and volatility. We expect natural gas prices to remain high or increase given the unpredictable market situation.
Declines in the prices of ethanol and its by-products will have a significant negative impact on our financial performance and the value of your investment.
     Our revenues will be greatly affected by the price at which we can sell our ethanol and its by-products, i.e., distillers grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and reduce revenues, causing a reduction in the value of your investment.
     The price of ethanol has recently been much higher than its 10-year average. We do not expect these prices to be sustainable as supply from new and existing ethanol plants increases to meet increased demand. The total production of ethanol is at an all time high and continues to rapidly expand at this time. Increased production of ethanol may lead to lower prices. Any decrease in the price at which we can sell our ethanol will negatively impact our future revenues and could cause the value of your investment to decline.
     We believe that ethanol production is expanding rapidly at this time. Increased production of ethanol may lead to lower prices and other adverse effects. For example, the increased ethanol production could lead to increased supplies of by-products from the production of ethanol, such as distillers grains. Those increased supplies could outpace demand, which would lead to lower prices for those by-products. In addition, distillers grains competes with other protein based animal feed products. The price of distillers grains may decrease when the price of competing feed products decreases. The price of competing animal feed products is based in part on the price of the commodity from which it is derived. Downward pressure on commodity prices, such as soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grains. Any decrease in the prices at which we can sell our distillers grains will negatively affect our revenues and could cause the value of your investment to decline.

We have no current plan to sell the raw carbon dioxide we produce to a third party processor resulting in the loss of a potential source of revenue.
     At this time, we have no agreement to sell the raw carbon dioxide we produce. We cannot provide any assurances that we will sell our raw carbon dioxide at any time in the future. If we do not enter into an agreement to sell our raw carbon dioxide, we will have to emit it into the air. This will result in the loss of a potential source of revenue.
Our ability to successfully operate is dependent on the availability of energy at anticipated prices.
     Adequate energy is critical to plant operations. We have not yet entered into any definitive agreements to obtain energy resources and we may have to pay more than we expect to access efficient energy resources. As a result, our ability to make a profit may decline.
We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.
     We expect to hire or contract with a third-party marketing firm to market all of the ethanol we plan to produce. Although we currently expect to do our own distillers grains marketing to livestock markets in approximately the 100 miles surrounding our plant, we may contract with one or more brokers to market and sell our distillers grains locally. In addition, if the local livestock markets do not provide an adequate outlet for our distillers grains at the prices we desire, we expect to contract with one or more brokers to market and sell a portion or all of our distillers grains regionally and nationally. As a result, we expect to be dependent on the ethanol broker and any distillers grains broker we engage. There is no assurance that we will be able to enter into contracts with any ethanol broker or distillers grains broker on terms that are favorable to us. If the ethanol or distillers grains broker breaches the contract or does not have the ability, for financial or other reasons to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and distillers dried grains feed products may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.
Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plant or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.
     Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plant less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plant to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income, all of which could reduce the value of your investment.
Risks Related to Ethanol Industry
New plants under construction or decreases in the demand for ethanol may result in excess production capacity in our industry.
     The supply of domestically produced ethanol is at an all-time high. In 2004, 81 ethanol plants located in 20 states produced a record 3.41 billion gallons; a 21% increase from 2003 and 109% increase from 2000. At the end of 2005, there were 95 ethanol plants with a combined annual production capacity of more than 4.3 billion gallons and an additional 31 ethanol plants and nine expansions under construction expected to result in an increase of combined annual capacity of more than 1.5 billion gallons. Excess capacity in the ethanol industry would have an adverse impact on our results of operations, cash flows and general financial condition. Excess capacity may also result or intensify from increases in production capacity coupled with insufficient demand. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. If excess capacity in the ethanol industry occurs, the market price of ethanol may decline to a level that may adversely affect our ability to generate profits and our financial condition.
We operate in a competitive industry and compete with larger, better financed entities which could impact our ability to operate profitably.
     There is significant competition among ethanol producers with numerous producer and privately owned ethanol plants planned and operating throughout the Midwest and elsewhere in the United States. The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. The recent passage of the Energy Policy Act of 2005 included a renewable fuels mandate that we expect will further increase the number of domestic ethanol production facilities. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland (“ADM”), Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are each capable of producing more ethanol than we expect to produce. ADM recently announced its plan to add approximately 500 million gallons per year of additional ethanol production capacity in the United States. ADM is currently the largest ethanol producer in the U.S. and controls a significant portion of the ethanol market. ADM’s plan to produce an additional 500 million gallons of ethanol per year will strengthen its position in the ethanol industry and cause a significant increase in domestic ethanol supply. If the demand for ethanol does not grow at the same pace as increases in supply, we expect that lower prices for ethanol will result which may adversely affect our ability to generate profits and our financial condition.
     Our ethanol plant is also expected to compete with producers of other gasoline additives made from raw materials other than corn having similar octane and oxygenate values as ethanol, such as producers of methyl tertiary butyl ether (MTBE). MTBE is a petrochemical derived from methanol which generally costs less to produce than ethanol. Many major oil companies produce MTBE and strongly favor its use because it is petroleum-based. However, MTBE has caused groundwater contamination and many states have enacted MTBE bans. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol. These companies also have significant resources to begin production of ethanol should they choose to do so.
Competition from the advancement of alternative fuels may lessen the demand for ethanol and negatively impact our profitability, which could reduce the value of your investment.
     Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing more efficient engines, hybrid engines and alternative clean power systems using fuel cells or clean burning gaseous fuels. Vehicle manufacturers are working to develop vehicles that are more fuel efficient and have reduced emissions using conventional gasoline. Vehicle manufacturers have developed and continue to work to improve hybrid technology, which powers vehicles by engines that utilize both electric and conventional gasoline fuel sources. In the future, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.

Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.
     Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum, especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, a report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. It may not be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your investment could lose value.
As domestic ethanol production continues to grow, ethanol supply may exceed demand causing ethanol prices to decline and the value of your investment to be reduced.
     The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. As these plants begin operations, we expect domestic ethanol production to significantly increase. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate profits causing the value of your investment to be reduced.
Competition from ethanol imported from Caribbean basin countries may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
     A portion of the ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Competition from ethanol imported from Brazil may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
     Brazil is currently the world’s largest producer and exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. Reports in early January 2006 estimate that Brazil produced approximately 4.5 billion gallons of ethanol in 2005 and exported a total of 554 million gallons of ethanol worldwide. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Tariffs presently protecting U.S. ethanol producers may be reduced or eliminated. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Risks Related to Regulation and Governmental Action
A change in government policies favorable to ethanol may cause demand for ethanol to decline.
     Growth and demand for ethanol may be driven primarily by federal and state government policies, such as state laws banning MTBE and the national renewable fuels standard. The continuation of these policies is uncertain, which means that demand for ethanol may decline if these policies change or are discontinued. A decline in the demand for ethanol is likely to cause lower ethanol prices which in turn will negatively affect our results of operations, financial condition and cash flows.
Loss of or ineligibility for favorable tax benefits for ethanol production could hinder our ability to operate at a profit and reduce the value of your investment in us.
     The ethanol industry and our business are assisted by various federal ethanol tax incentives, including those included in the Energy Policy Act of 2005. The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS helps support a market for ethanol that might disappear without this incentive. The elimination or reduction of tax incentives to the ethanol industry could reduce the market for ethanol, which could reduce prices and our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of the business and the potential loss of some or all of your investment.
     Another important provision involves an expansion in the definition of who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. Because we intend to build a plant with the capacity to annually produce 100-million gallons of ethanol, we do not expect to qualify for this tax credit which could hinder our ability to compete with other plants who will receive the tax credit.
A change in environmental regulations or violations thereof could result in the devaluation of our units and a reduction in the value of your investment.
     We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require.
     Before we can begin construction of our plant, we must obtain numerous regulatory approvals and permits. While we anticipate receiving these approvals and permits, there is no assurance that these requirements can be satisfied in a timely manner or at all. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all.
     Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, which may reduce our profitability and you may lose some or all of your investment.
     Our lack of eligibility for payments under the Commodity Credit Corporation Bioenergy Program could hinder our ability to operate at a profit and reduce the value of your investment in us.
     The United States Department of Agriculture’s (the “USDA”) Commodity Credit Corporation Bioenergy Program reimburses eligible ethanol producers of less than 65 million gallons of ethanol, one bushel of corn for every two and one-half bushels of corn used for the increased production of ethanol. However, the Bioenergy Program is scheduled to expire on September 30, 2006. The grants available under the Bioenergy Program may not continue beyond their scheduled expiration date or if they do continue, the grants may not be available at the same level. Based upon our current anticipated completion date of summer 2008, we will not be eligible to participate in the Bioenergy Program unless it is extended. In addition, even if the program were extended, because we expect to produce approximately 100 million gallons of ethanol per year, we would not qualify for the program unless the maximum eligible production capacity was expanded. We do not include Bioenergy program payments in our forecasted sources of funds but we may be competing with other ethanol plants that receive these payments. This could result in decreased profitability and you could lose some or all of your investment.

Risks Related to the Units
There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.
     The per unit purchase price has been determined by us without independent valuation of the units. We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering prices and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.
     There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, will not apply for listing of the units on any securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.
Public investors will experience immediate and substantial dilution as a result of this offering.
     Our seed capital investors and our founders paid substantially less per unit for our membership units than the current public offering price. Accordingly, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the minimum number of units (9,000) at the public offering price of $5,000 per unit, you will incur immediate dilution of $161.22 in the net tangible book value per unit if you purchase units in this offering. If we sell the maximum number of units (16,400) at the public offering price of $5,000 per unit, you will incur immediate dilution of $90.91 in the net tangible book value per unit if you purchase units in this offering.
We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw from Cardinal Ethanol.
     The units are subject to substantial transfer restrictions pursuant to our operating agreement and tax and securities laws. This means that you will not be able to easily liquidate your investment and you may have to assume the risks of investments in us for an indefinite period of time. See “SUMMARY OF OUR OPERATING AGREEMENT.”
     To help ensure that a secondary market does not develop, our amended and restated operating agreement prohibits transfers without the approval of our board of directors. The board of directors will not approve transfers unless they fall within “safe harbors” contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:
•	transfers by gift to the member’s spouse or descendants;

•	transfer upon the death of a member;

•	transfers between family members; and

•	transfers that comply with the “qualifying matching services” requirements.
There is no assurance that an investor will receive cash distributions which could result in an investor receiving little or no return on his or her investment.
     Distributions are payable at the sole discretion of our board of directors, subject to the provisions of the Indiana Limited Liability Company Act, our operating agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. See “DESCRIPTION OF MEMBERSHIP UNITS.” Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion or the addition of new technology. This means that you may receive little or no return on your investment and be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.
These units will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.
     The units are unsecured equity interests and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy, liquidation, or reorganization, all units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units.
You may have limited access to information regarding our business because our operating agreement does not require us to deliver an annual report to security holders, we do not expect to be required to furnish proxy statements until a later date, our directors, officers and beneficial owners will not be required to report their ownership of units until a future time, and our obligations to file periodic reports with the Securities and Exchange Commission could be automatically suspended under certain circumstances.
     Except for our duty to deliver audited annual financial statements to our members pursuant to our operating agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. We also will not be required to furnish proxy statements to security holders and our directors, officers and beneficial owners will not be required to report their beneficial ownership of units to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934 until we have both 500 or more unit holders and greater than $10 million in assets. This means that your access to information regarding our business will be limited. However, as of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission which will be immediately available to the public for inspection and copying. These reporting obligations will be automatically suspended under Section 15(d) of the Securities Exchange Act of 1934 if we have less than 300 members. If this occurs, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted.
The presence of members holding 25% or more of the outstanding units is required to take action at a meeting of our members.
     In order to take action at a meeting, a quorum of members holding at least 25% of the outstanding units must be represented in person, by proxy or by mail ballot. See “SUMMARY OF OUR OPERATING AGREEMENT.” Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting and entitled to vote on the matter. The requirement of a 25% quorum protects Cardinal Ethanol from actions being taken when less than 25% of the members have not considered the matter being voted upon. However, this also means that the unit holders of a minority of outstanding units could pass a vote and take an action which would then bind all unit holders. Conversely, the requirement of a 25% quorum also means that members will not be able to take actions which may be in the best interests of Cardinal Ethanol if we cannot secure the presence in person, by proxy, or by mail ballot of members holding 25% or more of the outstanding units.
After the plant is substantially operational, our operating agreement provides for staggered terms for our directors.
The terms of our initial directors expire at the first annual meeting following substantial completion of the ethanol plant. At that time, our members will elect directors for staggered three-year terms. Because our directors will serve on the board for staggered terms, it will be difficult for our members to replace our board of directors. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement which could be difficult to accomplish.

Risks Related to Tax Issues
EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN CARDINAL ETHANOL MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.
IRS classification of Cardinal Ethanol as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.
     We are a Indiana limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS- Partnership Status.” If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our Unit holders.
The IRS May Classify Your Investment as Passive Activity Income, Resulting in Your Inability to Deduct Losses Associated with Your Investment.
     If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Service will classify your interest in us as a passive activity. If an investor is either an individual or a closely held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.
Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.
     Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.
An IRS audit could result in adjustments to Cardinal Ethanol’s allocations of income, gain, loss and deduction causing additional tax liability to our members.
     The IRS may audit the income tax returns of Cardinal Ethanol and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging Cardinal Ethanol’s allocations in a manner that reduces losses or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.

Risks Related to Conflicts of Interest
Our directors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.
     Since our project is currently managed by the board of directors rather than a professional management group, the devotion of the directors’ time to the project is critical. However, our directors and officers have other management responsibilities and business interests apart from our project. Therefore, our directors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. In addition, conflicts of interest may arise if the directors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.
We may have conflicting financial interests with Fagen, Inc., which could cause Fagen, Inc. to put its financial interests ahead of ours.
     Fagen, Inc. is expected to advise our directors and has been, and is expected to be, involved in substantially all material aspects of our formation, capital formation and operations to date. Consequently, the terms and conditions of our agreements and understandings with Fagen, Inc. (and, through Fagen, Inc., with ICM, Inc.), including our design-build letter of intent, have not been negotiated at arm’s length. Therefore, there is no assurance that our arrangements with such parties are as favorable to us as they could have been if obtained from unaffiliated third parties. Most of the cost of our project will be paid to Fagen, Inc. for the design and construction of our ethanol plant. Fagen, Inc. may experience conflicts of interest that cause it to put its financial interest in the design and construction of our plant ahead of our best interests. In addition, because of the extensive roles that Fagen, Inc. and/or ICM, Inc. will have in the construction and operation of the plant, it may be difficult or impossible for us to enforce claims that we may have against Fagen, Inc. and/or ICM, Inc. Such conflicts of interest may reduce our profitability and the value of the units and could result in reduced distributions to investors.
     Fagen, Inc. and ICM, Inc., and their affiliates, may also have conflicts of interest because Fagen, Inc., ICM, Inc. and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require Fagen, Inc. or ICM, Inc. to devote their full time or attention to our activities. As a result, Fagen, Inc. and ICM, Inc. may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.
Affiliated investors may purchase additional units and influence decisions in their favor.
     We may sell units to affiliated or institutional investors and they may acquire enough units to influence the manner in which we are managed. These investors may influence our business in a manner more beneficial to themselves than to our other investors. This may reduce the value of your units, impair the liquidity of your units and/or reduce our profitability.
     Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors.
DETERMINATION OF OFFERING PRICE
     There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. In considering our capitalization requirements, we determined the minimum and maximum aggregate offering amounts based upon our cost of capital analysis and debt to equity ratios acceptable in the industry. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of our recent private placement offering price in determining an appropriate public offering price per unit. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

DILUTION
     An investor purchasing units in this offering will receive units diluted by the prior purchase of units by purchasers during our previous private placement offerings. We have sold units to our founders and seed capital investors at prices substantially below the price at which we are currently selling units. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will notice immediate dilution. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering.
     As of September 30, 2005, we had 72 outstanding units, which were sold to our founders for $1,666.67 per unit. The units, as of September 30, 2005, had a net tangible book value of $57,429 or $797.63 per unit. The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding. Subsequent to September 30, 2005, we sold an additional 496 units to our seed capital investors at a purchase price of $2,500 per unit for aggregate proceeds of $1,240,000. Our seed capital offering closed on December 7, 2005. Therefore, as of the date of this prospectus, we have a total of 568 units outstanding. The following chart sets forth the units issued since our inception through the date of this prospectus:

Issuance Event	Number of Units Issued
Founders’ Private Placement	72
Seed Capital Private Placement	496

TOTAL:	568
     Assuming the additional 496 units issued to our seed capital investors have a net tangible book value of $2,500 per unit, for a total of $1,240,000, which excludes the additional costs Cardinal Ethanol has incurred since September 30, 2005, the net tangible book value for all outstanding units (568 units) can be estimated at $1,297,429 ($57,429 plus $1,240,000). Therefore, the estimated net tangible book value per unit, excluding additional costs since September 30, 2005, would be approximately $2,284.21 as of the date of this prospectus. The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding.
     The offering price of $5,000 per unit substantially exceeds the net tangible book value per unit of our outstanding units. Therefore, all current holders will realize an immediate increase of at least $2,554.57 per unit in the pro forma net tangible book value of their units if the minimum (9,000 units) is sold at a price of $5,000 per unit, and an increase of at least $2,624.88 per unit if the maximum (16,400 units) is sold at a price of $5,000 per unit. Purchasers of units in this offering will realize an immediate dilution of at least $161.22 per unit in the net tangible book value of their units if the minimum (9,000 units) is sold at a price of $5,000 per unit, and a decrease of at least $90.91 per unit if the maximum (16,400 units) is sold at a price of $5,000 per unit.
     The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. The table does not take into account any other changes in the net tangible book value of our units occurring after September 30, 2005 or offering expenses related to this offering.

		Minimum	Maximum
•	Pro forma net tangible book value per unit at September 30, 2005. (1)	$2,284.21	$2,284.21
•	Increase in pro forma net tangible book value per unit attributable to the sale of 9,000 (minimum) and 16,400 (maximum) units at $5,000 per unit(2).	$2,554.57	$2,624.88

•	Pro forma net tangible book value per unit at September 30, 2005, as adjusted for the sale of units in this offering	$4,838.78	$4,909.09
•	Dilution per unit to new investors in this offering	$(161.22)	$(90.91)

(1)	As adjusted to reflect the sale of additional 496 units to seed capital investors subsequent to September 30, 2005 for $1,240,000, before deducting any related offering costs or other additional costs incurred since September 30, 2005.

(2)	The minimum and maximum number of units is circumscribed by the minimum offering amount of $45,000,000 and maximum offering amount of $82,000,000.
     We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price it could lower the value of an existing investor’s units.
     The tables below sets forth as of this prospectus, on an “as-if-converted” basis, the difference between the number of units purchased, and total consideration paid for those units, by existing unit holders, compared to units purchased by new investors in this offering without taking into account any offering expenses.

	Total Number of Units Purchased
	Minimum Offering		Maximum Offering
	Units	Percent of Total	Units	Percent of Total
Existing unit holders	568	5.94%	568	3.35%
New investors	9,000	94.06%	16,400	96.65%

Total	9,568	100.00%	16,968	100.00%

	Total Consideration Paid for Units
	Minimum Offering			Maximum Offering
			Average Price			Average Price
	Amount Paid	Percent of Total	Per Unit	Amount Paid	Percent of Total	Per Unit
Existing unit holders	$1,360,000	2.93%	$2,394.37	$1,360,000	1.63%	$2,394.37
New investors	$45,000,000	97.07%	$5,000.00	$82,000,000	98.37%	$5,000.00

Total	$46,360,000	100.00%	$4,845.32	$83,360,000	100.00%	$4,912.78

CAPITALIZATION
     We have issued a total of 72 units to our founders at a purchase price of $1,666.67 per units, for total unit proceeds of $120,000. In addition, we have issued a total of 496 units to our seed capital investors at a purchase price of $2,500 per unit, for total unit proceeds of $1,240,000. If the minimum offering of $45,000,000 is attained, we will have total membership proceeds of $46,360,000 at the end of this offering, less offering expenses. If the maximum offering of $82,000,000 is attained, we will have total membership proceeds of $83,360,000 at the end of this offering, less offering expenses.
Capitalization Table
     The following table sets forth our capitalization at September 30, 2005 and our expected capitalization following this offering.

			Pro Forma (1)
	Actual		Minimum	Maximum
Unit holders’ equity contributions	120,000	(2)	46,360,000	83,360,000
Accumulated deficit	(43,886)		(43,886)	(43,886)

Total Unit holder’s equity (deficit)	76,114		46,316,114	83,316,114

Total Capitalization(3)	$76,114		$46,316,114	$83,316,114

(1)	As adjusted to reflect receipt of gross proceeds from this offering prior to deducting offering expenses and prior to securing a debt financing commitment. These totals include an additional $1,240,000 raised from our seed capital investors in our previous private placement which concluded on December 7, 2005.

(2)	Includes founders’ equity of $120,000 contributed in exchange for 72 units at $1,666.67 per unit.

(3)	In order to fully capitalize the project, we will also need to obtain debt financing ranging from approximately $67,140,000 to $104,140,000 less any grants we are awarded and any bond or tax increment financing we can obtain. Our estimated long-term debt requirements are based upon our project coordinators’ past experience with similar projects, preliminary discussions with lenders and our independent research regarding capitalization requirements for ethanol plants of similar size.
     Our previous private placements were made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses of approximately $18,700, were applied to our working capital and other development and organizational purposes.
     With respect to the exemption from registration of issuance of securities claimed under Rule 506 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser’s own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption from the Securities Act. Each purchaser agreed that a legend was placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.
DISTRIBUTION POLICY
     We have not declared or paid any distributions on the units. We do not expect to generate earnings until the proposed ethanol plant is operational, which is expected to occur approximately 18 to 20 months after we close the offering. After operation of the proposed ethanol plant begins, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders, that we will distribute “net cash flow” to our members in proportion to the units that each member holds relative to the total number of units outstanding. “Net cash flow,” means our gross cash proceeds less any portion, as determined by the board of directors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.

SELECTED FINANCIAL DATA
     The following table summarizes important financial information from our September 30, 2005 audited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

From Inception
(Feb. 7, 2005) to
Sept. 30, 2005
Statement of Operations Data:
Revenues	$—
Operating expenses:
Professional fees	35,322
General and administrative	10,149

Total operating expenses	45,471

Operating Loss	(45,471)

Other Income	1,585

Net Loss	$(43,886)

September 30,
2005
Balance Sheet Data:
Assets:
Cash and equivalents	$5,295
Investments	66,573
Prepaid expenses	13,726
Net property and equipment	5,602
Deferred offering costs	18,685

Total Assets	$109,881

Liabilities and members’ equity:
Current liabilities	$33,767
Total members’ equity	76,114

Total liabilities and members’ equity	$109,881

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
Overview
     This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those risk factors described elsewhere in this prospectus. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.
     We are an Indiana limited liability company. We were initially formed as Indiana Ethanol, LLC as a Indiana limited liability company on February 7, 2005, for the purpose of constructing and operating a plant to produce ethanol and distillers grains in east central Indiana or west central Ohio. We then changed our name to Cardinal Ethanol, LLC on September 27, 2005. We do not expect to generate any revenue until the plant is completely constructed and operational.
     We have not chosen a site for our plant. We are looking at various potential plant sites located in east central Indiana and west central Ohio. We are currently considering possible plant sites in Randolph County, Indiana and Jay County, Indiana and various locations in west central Ohio. For more information about our potential plant site, please refer to “Description of Business — Project Location and Proximity to Markets.” Our board of directors reserves the right to choose the location of the final plant site, in their sole discretion. We anticipate the final plant site will have access to both truck and rail transportation.
     Currently, our principal place of business is located at 2 OMCO Square, Suite 201, Winchester, Indiana 47394. On August 15, 2005, we entered into a lease of this commercial office space with OMCO Mould, Inc. Under the terms of the lease, we pay OMCO Mould, Inc. $600 per month. The term of the lease is through August 31, 2006, which may be extended at our option on a month-to-month basis on the same terms and conditions as the lease.
     Based upon engineering specifications produced by Fagen, Inc., the plant will annually consume approximately 36 million bushels of corn and annually produce approximately 100-million gallons of fuel grade ethanol and 320,000 tons of distillers grains for animal feed. We currently estimate that it will take 18 to 20 months from the date that we close the offering, which includes obtaining our debt financing, and obtaining all necessary permits, to complete the construction of the plant.
     We expect the project will cost approximately $150,500,000 to complete. This includes approximately $105,997,000 to build the plant and an additional $44,503,000 in other capital expenditures and working capital. In addition, our letter of intent with Fagen, Inc. provides for an increase in the construction price in certain circumstances. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses. These changes may be significant. We have budgeted $8,388,000 in construction contingency to help offset any increases in our costs of construction. However, it is unknown whether this allowance will be sufficient to offset any increased cost. We have also entered into a phase I and phase II engineering services agreement with Fagen Engineering, LLC for the performance of certain engineering and design work in exchange for $92,500, which will be credited against the total design build costs of our project. See “DESCRIPTION OF BUSINESS – Design-Build Team” for detailed information about our letter of intent with Fagen, Inc. and our phase 1 and phase II engineering services agreement with Fagen Engineering, LLC. Except for the non-binding letter of intent with Fagen, Inc. and the engineering agreement with Fagen Engineering, LLC, we do not have any binding or non-binding agreements with any contractor for the labor or materials necessary to build the plant.
     We are still in the development phase, and until the proposed ethanol plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the ethanol plant is operational.

Plan of Operations Until Start-Up of Ethanol Plant
     We expect to spend at least the next 12 months focused on three primary activities: (1) project capitalization; (2) site acquisition and development; and (3) plant construction and start-up operations. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we expect our seed capital proceeds to supply us with enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training. We estimate that we will need approximately $150,500,000 to complete the project.
Project capitalization
     We raised $1,360,000 in our previous private placements to our founders and seed capital investors. We will not close our current offering until we have raised the minimum offering amount of $45,000,000. We have until [one year date] to sell the minimum number of units required to raise the minimum offering amount. If we sell the minimum number of units prior to [one year date], we may decide to continue selling units until we sell the maximum number of units or [one year date], whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by [one year date], we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $45,000,000 or more and we secure a written debt financing commitment for debt financing ranging from a minimum of $67,140,000 to a maximum of $104,140,000 depending on the level of equity raised and any grant funding received. A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:
•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
     While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that Fagen, Inc., and any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing. We expect that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminate operations. As a result, you could lose all or part of your investment.
Site acquisition and development
     During and after the offering, we expect to continue work principally on the preliminary design and development of our proposed ethanol plant, choosing our site plant, obtaining the necessary construction permits, identifying potential sources of debt financing and negotiating the corn supply, ethanol and distillers grains marketing, utility and other contracts. We plan to fund these initiatives using the $1,360,000 of equity capital raised in our previous private placements. We believe that our existing funds will permit us to continue our preliminary activities through the end of this offering. If we are unable to close on this offering by that time or otherwise obtain other funds, we may need to discontinue operations.
     We have not chosen a site for our plant. We anticipate building our plant in east central Indiana or west central Ohio. We reserve the right, in the sole discretion of our board of directors, to select the location for the plant.

     We have purchased two real estate options for a proposed site in Randolph County, Indiana. On January 10, 2006, we executed a real estate option agreement with Timothy L. and Diana S. Cheesman, the Lydia E. Harris Trust, and the Mary Frances James Revocable Trust Agreement dated September 18, 2003, granting us an option to purchase 3 tracts of land in Randolph County, Indiana totaling approximately 216 acres. Under the terms of the option agreement, we paid $1,500 to each party for an aggregate option price of $4,500 and have the option to purchase the land for $4,200 per surveyed acre plus $60,000 for the buildings located on tract 1. This option expires on January 30, 2007, unless we choose to extend the option to January 30, 2008, for an additional payment of $1,500 to each party. On January 11, 2006, we executed a real estate option agreement with Dale and Bonnie Bartels granting us an option to purchase 5 acres of land in Randolph County, Indiana adjacent to the 216-acre site. Under the terms of the option agreement, we paid $1,500 for the option and have the option to purchase the land for $40,000. This option expires on January 30, 2007, unless we choose to extend the option to January 30, 2008, for an additional payment of $1,500.
     We have also acquired one real estate option and expect to purchase two additional real estate options for a proposed site in Jay County, Indiana. On December 21, 2005, we executed a real estate option agreement with Rodgers Farm, LLC granting us an option to purchase approximately 133 acres of land in Jay County, Indiana. Under the terms of the option agreement, we paid $5,000 for the option and have the option to purchase the land for $7,700 per surveyed acre. This option expires on July 1, 2006, however we may extend the option every six months to July 1, 2008 for an additional payment of $5,000 for each six-month extension.
Plant construction and start-up of plant operations
     We expect to complete construction of the proposed plant and commence operations approximately 18 to 20 months from the date this offering closes. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary electricity, natural gas and other power sources and marketing agreements for ethanol and distillers grains. Assuming the successful completion of this offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $105,997,000 to construct the plant and approximately $44,503,000 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue.
Trends and Uncertainties Impacting the Ethanol Industry and Our Future Operations
     If we are able to build the plant and begin operations, we will be subject to industry-wide factors that affect our operating and financial performance. These factors include, but are not limited to, the available supply and cost of corn from which our ethanol and distillers grains will be processed; the cost of natural gas, which we will use in the production process; dependence on our ethanol marketer and distillers grain marketer to market and distribute our products; the intensely competitive nature of the ethanol industry; possible legislation at the federal, state and/or local level; changes in federal ethanol tax incentives and the cost of complying with extensive environmental laws that regulate our industry.
     Our revenues will consist of sales of ethanol and distillers grains. We expect ethanol sales to constitute the bulk of our future revenues. Ethanol prices have recently been much higher than their 10-year average. Increased demand, firm crude oil and gas markets, public acceptance, and positive political signals have all contributed to a strengthening of ethanol prices. However, due to the increase in the supply of ethanol from the number of new ethanol plants scheduled to begin production and the expansion of current plants, we do not expect current ethanol prices to be sustainable in the long term and the industry will need to continue to grow demand to offset the increased supply brought to the market place by additional production. Areas where demand may increase are new markets in New Jersey, Pennsylvania, Massachusetts, North Carolina, South Carolina, Michigan, Tennessee, Louisiana and Texas. According to the Renewable Fuels Association, Minnesota may also generate additional demand due to the recent passage of state legislation mandating a 20% ethanol blend in its gasoline. Montana passed a similar mandate this year, but it will not go into effect until 60 million gallons of ethanol are produced in the state. See “INDUSTRY OVERVIEW – General Ethanol Demand and Supply.”

     We also expect to benefit from federal and ethanol supports and tax incentives. Changes to these supports or incentives could significantly impact demand for ethanol. The most recent ethanol supports are contained in the Energy Policy Act of 2005. Most notably, the Act creates a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS requires refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012. See “INDUSTRY OVERVIEW – Federal Ethanol Supports.”
     Demand for ethanol may also increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the Energy Information Administration, E85 consumption is projected to increase from a national total of 11 million gallons in 2003 to 47 million gallons in 2025. E85 can be used as an aviation fuel, as reported by the National Corn Growers Association, and as a hydrogen source for fuel cells. According to the Renewable Fuels Association, there are currently more than 5 million flexible fuel vehicles capable of operating on E85 in the United States and automakers such as Ford and General Motors have indicated plans to produce several million more flexible fuel vehicles per year. The American Coalition for Ethanol reports that there are currently approximately 600 retail gasoline stations supplying E85. However, this remains a relatively small percentage of the total number of U.S. retail gasoline stations, which is approximately 170,000.
     Ethanol production continues to grow as additional plants become operational. Demand for ethanol has been supported by higher prices for oil and its refined components and by clean air standards mandated by federal agencies that require highly populated areas to blend ethanol into their gasoline supplies as an oxygenate. The intent of the air standards is to reduce harmful emissions into the atmosphere. These mandates have been challenged in several metropolitan areas, and are currently being reviewed by the courts. In the future, the combination of additional supply, successful challenges to the clean air standards and stagnant or reduced demand may damage our ability to generate revenues and maintain positive cash flows.
Trends and Uncertainties Impacting the Corn and Natural Gas Markets and Our Future Cost of Goods Sold
     We expect our future cost of goods sold will consist primarily of costs relating to the corn and natural gas supplies necessary to produce ethanol and distillers grains for sale.
     The 2005 national corn crop was the second largest on record with national production at approximately 11.11 billion bushels, exceeded only by the 2004 crop which is the largest ever recorded at approximately 11.8 billion bushels. The large 2004 corn crop allowed ethanol plants to purchase corn cheaply throughout 2005, which widened profit margins for many ethanol plants in 2005. As a result of the large 2005 corn crop, we expect corn prices to remain at relatively low levels into the 2005-2006 marketing year. However, variables such as planting dates, rainfall, and temperatures will likely cause market uncertainty and create corn price volatility throughout the year. In addition, we do not expect corn prices to remain at the current low levels indefinitely. Although we do not expect to begin operations until summer 2008, we expect these same factors will continue to cause continuing volatility in the price of corn, which will significantly impact our cost of goods sold.
     Natural gas is an important input to the ethanol manufacturing process. We estimate that our natural gas usage will be approximately 15-20% of our annual total production cost. We use natural gas to dry our distillers grains products to moisture contents at which they can be stored for longer periods and transported greater distances. Dried distillers grains have a much broader market base, including the western cattle feedlots, and the dairies of California and Florida. Recently, the price of natural gas has risen along with other energy sources and has only been available at prices exceeding the 10-year historical average. The prices may increase our costs of production when we become operational. In late August and early September 2005, Hurricane Katrina and Hurricane Rita caused dramatic damage to Louisiana and Texas, two of the largest natural gas hubs in the United States. As the damage from the hurricane became apparent, natural gas prices substantially increased. It is currently unknown how the damage will affect intermediate and long-term prices of natural gas. Future hurricanes in the Gulf of Mexico could cause similar or greater uncertainty. In addition, the price of natural gas has historically fluctuated with seasonal weather changes, often experiencing price spikes during extended cold spells. We look for continued volatility in the natural gas market. Any ongoing increases in the price of natural gas will increase our cost of production and may negatively impact our future profit margins.

Technology Developments
     A new technology has recently been introduced, to remove corn oil from concentrated thin stillage (a by-product of “dry milling” ethanol processing facilities) which would be used as an animal feed supplement or possibly as an input for bio-diesel production. Although the recovery of oil from the thin stillage may be economically feasible, it fails to produce the advantages of removing the oil prior to the fermentation process. Various companies are currently working on or have already developed starch separation technologies that economically separate a corn kernel into its main components. The process removes the germ, pericarp and tip of the kernel leaving only the endosperm of kernel for the production of ethanol. This technology has the capability to reduce drying costs and the loading of volatile organic compounds. The separated germ would also be available through this process for other uses such as high oil feeds or bio-diesel production. Each of these new technologies is currently in its early stages of development. There is no guarantee that either technology will be successful or that we will be able to implement the technology in our ethanol plant.
Employees
     We currently have one full-time employee, Angela Armstrong, our project coordinator. We expect to hire approximately 45 full-time employees before commencing plant operations. Our officers are Troy Prescott, Chairman; Tom Chalfant, Vice Chairman; Dale Schwieterman, Treasurer; and John Shanks, II, Secretary. As of the date of this prospectus, we have not hired any additional employees.
Recent Private Placement to Raise Seed Capital
     In February 2005, we sold a total of 72 of our membership units to our founders at a price of $1,666.67 per unit and received aggregate proceeds of $120,000. In December 2005, we sold an additional 496 units to our seed capital investors at a price of $2,500 per unit for proceeds of $1,240,000. We determined the offering price per unit of $1,666.67 for our founders’ units and $2,500 for our seed capital units based upon the capitalization requirements necessary to fund our development, organization and financing activities as a development-stage company. We did not rely upon any independent valuation, book value or other valuation criteria in determining the seed capital offering price per unit. We expect the proceeds from our previous private placements to provide us with sufficient liquidity to fund the developmental, organizational and financing activities necessary to advance our project. Specifically, we expect our seed capital proceeds will be sufficient to fund the following activities which we expect to conduct during this offering: identification of and negotiation with potential senior lenders and providers of subordinated debt, bond and tax increment financing, initial construction permitting, identification of and negotiation with potential ethanol and distillers grains marketing firms and project capitalization including equity raising activities. We do not expect that we will be able to begin significant site development and plant construction activity until we receive proceeds from this offering.
     All of the seed capital proceeds were immediately at-risk at the time of investment. We increased the public offering price per unit based upon the differences in risk and the development stage of our project at the time of investment.
Liquidity and Capital Resources
     As of September 30, 2005, we had total assets of $109,881 consisting primarily of cash and marketable securities. As of September 30, 2005, we had current liabilities of $33,767 consisting primarily of our accounts payable. Since our inception through September 30, 2005, we have an accumulated deficit of $43,886. Total liabilities and members’ equity as of September 30, 2005, was $109,881. Since our inception, we have generated no revenue from operations. From our inception to September 30, 2005, we have a net loss of $43,886, primarily due to start-up business costs.
Capitalization Plan
     Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $150,500,000. Our capitalization plan consists of a combination of equity, including equity capital raised in our previous private placements, debt, government grants and tax increment financing.

Equity Financing
     We raised $1,360,000 in our previous private placement offerings. In addition, we are seeking to raise a minimum of $45,000,000 and a maximum of $82,000,000 of equity in this offering. Including the $1,360,000 we raised in our seed capital offering and depending on the level of equity raised in this offering and the amount of grants and other incentives awarded to us, we expect to require debt financing ranging from a minimum of $67,140,000 to a maximum of $104,140,000.
Debt Financing
     We hope to attract the senior bank loan from a major bank, with participating loans from other banks, to construct the proposed ethanol plant. We expect the senior loan will be a construction loan secured by all of our real property, including receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender, however, there is no assurance that we will be able to obtain debt financing or that adequate debt financing will be available on the terms we currently anticipate. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which could require us to issue warrants. The issuance of warrants could reduce the value of our units.
     We do not have contracts or commitments with any bank, lender, underwriter, governmental entity or financial institution for debt financing. We have started identifying and interviewing potential lenders, however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering.
     We are also discussing the potential issuance of $10 million in an unsecured debt or bond financing with Randolph County, Indiana, which would be subordinate to our senior debt financing. The issuance of this debt or bond financing could reduce the amount of equity and/or term debt financing required to fully capitalize our project. However, we do not have any contracts or commitments with Randolph County, Indiana to provide subordinate debt or bond financing and there is no assurance that Randolph County, Indiana or any other governmental entity will facilitate such debt or bond financing. In addition, even if debt or bond financing becomes available, there is no assurance that it will be on terms favorable to us.
Grants and Government Programs
     On June 8, 2005, we entered into an agreement with PlanScape Partners to serve as a consultant in researching and applying for local and state financial incentives for our project. Under the terms of the agreement, we will pay PlanScape Partners an hourly rate for their services. The agreement projects a fee between $12,000 and $16,000 for PlanScape Partners’ services.
     Indiana Incentives. If we choose to build our ethanol plant in Indiana, we may qualify for the following incentive programs administered by the Indiana Economic Development Corporation:
•	Ethanol Production Tax Credit. The Ethanol Production Tax Credit is available to ethanol plants that have the capacity to produce at least 40 million gallons of ethanol per year or which after December 31, 2003 increased its ethanol production capacity by at least 40 million gallons per year. Under the program, eligible ethanol plants may receive a credit against the state tax liability of $0.125 multiplied by the number of gallons ethanol produced at the facility. The total amount of credits allowed by a taxpayer may not exceed a total of $3,000,000 for all taxable years, however, the aggregate total may increased to $5,000,000 with prior approval of the Indiana Economic Development Corporation.

•	Economic Development for a Growing Economy (“EDGE”). The EDGE tax credit program provides a tax credit to eligible companies creating new jobs. EDGE credits are calculated as a percentage of payroll tax withholding may be awarded for up to 100% of the projected state income tax withholdings attributable to the company’s Indiana project. EDGE tax credits may be awarded for a term of up to 10 years. In addition to certain other requirements a company must commit to maintaining operations in

Indiana for at least 2 years beyond the term of the company’s EDGE award to be eligible for EDGE tax credits.

•	Hoosier Business Investment Tax Credit (“HBITC”). The HBITC program provides a credit against a company’s Indiana tax liability to encourage capital investment in Indiana by companies. The amount of the tax credit is based on a company’s qualified capital investment and may be up to 10% of their qualified capital investment carried forward for up to 9 years. The final credit amount and carry forward term is determined by the Indiana Economic Development Corporation on a case by case analysis of the economic benefits of the proposed investment.
     At this time, we have not yet applied for any of the above tax incentive programs. In addition, there is no guarantee that we will be eligible to participate in any of the above tax incentive programs or, if eligible, that the incentives will remain at current levels.
     Ohio Incentives. We are still in the process of identifying what incentives, if any, may be available to us if we decide to locate our plant in Ohio.
     USDA Grants. We have been approved for and have accepted a USDA Rural Development Grant in the amount of $100,000, which is to be used for start-up costs. We receive funds from this grant on a monthly basis as reimbursement for expenses incurred.
     We plan to apply for additional grants from the USDA and other sources. Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans.
     Commodity Credit Corporation Bioenergy Program. Additionally, Congress provides an ethanol production incentive to ethanol producers through the United States Department of Agriculture Commodity Credit Corporation’s Bioenergy Program. The BioEnergy Program reimburses eligible ethanol producers of less than 65 million gallons of ethanol, one bushel of corn for every two and one-half bushels of corn used for the increased production of ethanol. No eligible producer may receive more than $7,500,000 annually under the program. The Bioenergy program is currently only scheduled to continue through September 30, 2006, however, our current anticipated completion date is summer 2008. In addition, even if the program were extended, we do not expect to qualify for bioenergy program payments because we expect to produce approximately 100 million gallons of ethanol per year, significantly more than the program’s current maximum eligible production capacity of 65 million gallons of ethanol. As such, we do not expect to qualify for the Commodity Credit Corporation Bioenergy Program and our capitalization plan does not assume we will receive any program payments. If the program is extended and expanded, we expect to apply for enrollment in the program, however, there is no guarantee that the program will be extended beyond September 2006 or that the maximum eligible production capacity will be expanded.
Critical Accounting Estimates
     Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is at least reasonably possible that this estimate may change in the near term.
Off-Balance Sheet Arrangements.
     We do not have any off-balance sheet arrangements.

ESTIMATED SOURCES OF FUNDS
          The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

	Minimum 9,000	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$45,000,000	29.90%
Previous Private Placement Proceeds	$1,360,000	0.90%
Term Debt Financing, Grants and Incentives	$104,140,000	69.20%

Total Sources of Funds	$150,500,000	100.00%

	If 12,700	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$63,500,000	42.20%
Previous Private Placement Proceeds	$1,360,000	0.90%
Term Debt Financing, Grants and Incentives	$85,640,000	56.90%

Total Sources of Funds	$150,500,000	100.00%

	Maximum 16,400	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$82,000,000	54.49%
Previous Private Placement Proceeds	$1,360,000	0.90%
Term Debt Financing, Grants and Incentives	$67,140,000	44.61%

Total Sources of Funds	$150,500,000	100.00%

ESTIMATED USE OF PROCEEDS
          The gross proceeds from this offering, before deducting offering expenses, will be $45,000,000 if the minimum amount of equity offered is sold and $82,000,000 if the maximum number of units offered is sold for $5,000 per unit. We estimate the offering expenses to be $558,499. Therefore, we estimate the net proceeds of the offering to be $44,441,501 if the minimum amount of equity is raised, and $81,441,501 if the maximum number of units offered is sold.

	Maximum Offering	Minimum Offering
Offering Proceeds ($5,000 per unit)	$82,000,000	$45,000,000
Less Estimated Offering Expenses(1)	$558,499	$558,499

Net Proceeds from Offering	$81,441,501	$44,441,501

(1)	Estimated Offering Expenses are as follows:

Securities and Exchange Commission registration fee	$8,774
Legal fees and expenses	75,000
Consulting Fees	200,000
Accounting fees	65,000
Blue Sky filing fees	9,725
Printing expenses	50,000
Advertising	150,000
Total	$558,499
     We intend to use the net proceeds of the offering to construct and operate a 100-million gallon per year gas-fired ethanol plant. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total capital expenditures for the construction of the plant will be approximately $150,500,000.

The total project cost is a preliminary estimate primarily based upon the experience of our general contractor, Fagen, Inc., with ethanol plants similar to the plant we intend to construct and operate. However, our letter of intent with Fagen, Inc. provides for an increase in construction costs in certain circumstances. In addition, we expect the total project cost will change from time to time as the project progresses. These changes may be significant.
     The following table describes our proposed use of proceeds. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this prospectus.

		Percent of
Use of Proceeds	Amount	Total
Plant construction	$105,997,000	70.43%
Land & site development costs	6,470,000	4.30%
Railroad	5,500,000	3.66%
Fire protection & water supply	5,495,000	3.66%
Administrative building	500,000	0.33%
Office equipment	100,000	0.07%
Computers, software, network	190,000	0.13%
Construction insurance costs	200,000	0.13%
Construction contingency	8,388,000	5.57%
Construction performance bond	300,000	0.20%
Capitalized interest	1,750,000	1.16%
Rolling stock	460,000	0.31%
Start up costs:		0.00%
Financing costs	800,000	0.53%
Organization costs(1)	1,500,000	1.00%
Pre-production period costs	850,000	0.56%
Inventory – spare parts	500,000	0.33%
Working capital	5,000,000	3.32%
Inventory – corn	3,000,000	1.99%
Inventory – chemicals and ingredients	500,000	0.33%
Inventory – ethanol and DDGS	3,000,000	1.99%

Total	$150,500,000	100%

(1)	Includes estimated offering expenses of $558,499.
          We expect the total funding required for the plant to be $150,500,000 or $1.51 per gallon of annual denatured ethanol production capacity at 100-million gallons per year. Our use of proceeds is measured from our date of inception and we have already incurred some of the related expenditures.
          Plant Construction. The construction of the plant itself is by far the single largest expense at $105,997,000. We expect Fagen, Inc., will design and build the plant using ICM, Inc., technology. We have a letter of intent with Fagen, Inc., but we have not yet signed a binding definitive agreement for plant construction. Our estimated cost of construction of the plant is subject to increase in certain circumstances according to our letter of intent. These increases could be significant. Neither Fagen, Inc., or ICM, Inc., is an affiliate.
          Land cost and site development. We expect the land to cost approximately $1,000,000 and site development to cost an additional $5,470,000.
          Construction Contingency. We project approximately $8,388,000 for unanticipated expenditures in connection with the construction of our plant. We plan to use excess funds for our general working capital.

          Construction performance bond and insurance costs. We estimate the construction bond for the project to cost approximately $300,000. We have budgeted approximately $200,000 for builder’s risk insurance, general liability insurance, workers’ compensation and property insurance. We have not yet determined our actual costs and they may exceed this estimate.
          Administration Building, Furnishings, Office and Computer Equipment. We anticipate spending approximately $500,000 to build our administration building on the plant site. We expect to spend an additional $100,000 on our furniture and other office equipment and $190,000 for our computers, software and network.
          Rail Infrastructure and Rolling Stock. Depending upon the final site chosen, we anticipate the costs of rail improvements to be $5,500,000. We anticipate the need to purchase rolling stock at an estimated cost of $460,000.
          Fire Protection and water supply. We anticipate spending $5,495,000 to equip the plant with adequate fire protection and water supply.
          Capitalized Interest. This consists of the interest we anticipate incurring during the development and construction period of our project. For purposes of estimating capitalized interest and financing costs, we have assumed senior debt financing of approximately $85,640,000. We determined this amount of debt financing based upon an assumed equity amount of $63,500,000 and seed capital proceeds of $1,360,000. If any of these assumptions changed, we would need to revise the level of term debt accordingly. Loan interest during construction will be capitalized and is estimated to be $1,750,000, based upon senior debt of $85,640,000 and an estimated interest rate of 7% or better.
          Financing Costs. We anticipate incurring $800,000 of financing costs. Financing costs consist of all costs associated with the procurement of approximately $85,640,000 of debt financing. These costs include bank origination and legal fees, loan processing fees, appraisal and title insurance charges, recording and deed registration tax, our legal and accounting fees associated with the financing and project coordinator fees, if any, associated with securing the financing. Our actual financing costs will vary depending on the amount we borrow.
          Organizational Costs. We have budgeted $1,500,000 for developmental, organizational, legal, accounting and other costs associated with our organization and operation as an entity, including, but not limited to estimated offering expenses of $558,499.
          Pre-production period costs and inventory. We project $12,850,000 of pre-production period costs and inventory. These represent costs of beginning production after the plant construction is finished, but before we begin generating income. These costs include $850,000 of pre-production period expenses, $3,500,000 of initial inventories of corn and other ingredients, our initial $3,000,000 of ethanol and dried distillers grain work in process inventories, $500,000 of spare parts for our process equipment and $5,000,000 of working capital.
INDUSTRY OVERVIEW
          Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as: (i) an octane enhancer in fuels; (ii) an oxygenated fuel additive for the purpose of reducing ozone and carbon monoxide vehicle emissions; and (iii) a non-petroleum-based gasoline substitute. Approximately 95% of all ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The implementation of the Federal Clean Air act has made ethanol fuels an important domestic renewable fuel additive. Used as a fuel oxygenate, ethanol provides a means to control carbon monoxide emissions in large metropolitan areas. The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. Oxygenated gasoline is commonly referred to as reformulated gasoline.
          According to the Renewable Fuels Association, over the past twenty years the U.S. fuel ethanol industry has grown from almost nothing to an estimated current annual production capacity of 4.3 billion gallons of ethanol production per year. Plans to construct new ethanol plants or expand existing plants have been announced which would increase capacity by approximately 1.75 billion gallons per year. There are currently over 90 ethanol production facilities producing ethanol throughout the United States. Most of these facilities are based in the

Midwest because of the nearby access to the corn and grain feedstock necessary to produce ethanol.
General Ethanol Demand and Supply
          According to the Renewable Fuels Association, the annual demand for fuel ethanol in the United States reached a new high in 2004 of 3.57 billion gallons per year. In its report titled, “Ethanol Industry Outlook 2005,” the Renewable Fuels Association anticipates demand for ethanol to remain strong. The passage of the Volumetric Ethanol Excise Tax Credit (“VEETC”) is expected to provide the flexibility necessary to expand ethanol blending into higher blends of ethanol such as E85, E diesel and fuel cell markets. In addition, the recent implementation of a Renewable Fuels Standard (“RFS”) contained in the Energy Policy Act of 2005, which was signed into law on August 8, 2005, is expected to favorably impact the ethanol industry by enhancing both the production and use of ethanol.
          The RFS will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. According to the Renewable Fuels Association, the bill is expected to lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this bill may cause ethanol prices to increase in the short term due to additional demand, future supply could outweigh the demand for ethanol. This would have a negative impact on our earnings. Alternatively, since the RFS begins at 4 billion gallons in 2006 and national production is expected to exceed this amount, there could be a short-term oversupply until the RFS requirements exceed national production. This would have an immediate adverse effect on our earnings.
          On December 28, 2005, the EPA released interim rules governing the implementation of the 2006 RFS requirement. The EPA’s interim rule imposes a collective compliance approach, which means the requirement for 2006 fuel use is determined in the aggregate rather than on a refiner-by-refiner basis. The EPA adopted this approach for 2006 because current uncertainties regarding the RFS might result in unnecessarily high costs of compliance if each party was required to independently comply. Although there is not a requirement for individual parties to demonstrate compliance in 2006, the EPA found that increases in ethanol production and projections for future demand indicate that the 2006 volume is likely to be met. However, in the unlikely event that the RFS is not met in 2006, the EPA expects to adjust the volume requirement in 2007 to cover the deficit. There are no other consequences for failure to collectively meet the 2006 standard. The EPA expects to promulgate more comprehensive regulations by August 8, 2006, but the interim rules and collective compliance approach are expected to apply for the entire 2006 calendar year. In 2007 and subsequent years, the EPA expects to specifically identify liable parties, determine the applicable RFS, and develop a credit trading program. Further, the standards for compliance, record-keeping and reporting are expected to be clarified.
          The following chart illustrates the RFS program adopted by the Energy Policy Act of 2005.

ETHANOL PRODUCTION
Source: American Coalition for Ethanol (ACE)
     According to the Renewable Fuels Association, the supply of domestically produced ethanol is at an all-time high. In 2004, 81 ethanol plants located in 20 states annually produced a record 3.41 billion gallons; a 21% increase from 2003 and 109% increase from 2000. At the end of 2005, there were 95 ethanol production facilities in operation with a combined annual production capacity of more than 4.3 billion gallons, with an additional 31 new plants and nine expansions under construction expected to add an additional estimated 1.5 billion gallons of annual production capacity.
          The following table shows U.S. annual ethanol production capacity by state as of January 2006:
Ethanol Production Capacity Ranked by State
(Largest to Smallest Production Capacity as of January 2006)

		Ethanol Production Capacity
Rank	State	(Million Gallons Per Year)
1	Iowa	1,699.5
2	Nebraska	948.5
3	Illinois	881.0
4	South Dakota	603.0
5	Minnesota	593.6
6	Wisconsin	228.0
7	Kansas	212.5
8	Michigan	207.0
9	Indiana	182.0
10	Missouri	155.0
11	Colorado	85.0
11	North Dakota	83.5
12	Tennessee	67.0
13	Kentucky	35.4
14	California	33.0
15	New Mexico	30.0
15	Texas	30.0
16	Wyoming	5.0
17	Ohio	3.0
18	Georgia	0.4

	United States Total	6,082.4
Sources: Renewable Fuels Association, Nebraska Energy Office

          Ethanol supply is also affected by ethanol produced or processed in certain countries in Central America and the Caribbean region. Ethanol produced in these countries is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative (“CBI”). Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. The International Trade Commission announced the 2005 CBI import quota of 240.4 million gallons of ethanol. Last year, legislation was introduced in the Senate that would limit the transshipment of ethanol through the CBI. It is possible that similar legislation will be introduced this year, however, there is no assurance or guarantee that such legislation will be introduced or that it will be successfully passed.
Federal Ethanol Supports
          The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. The most recent ethanol supports are contained in the Energy Policy Act of 2005. Most notably, the Act creates a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS requires refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012.
          Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. The two major oxygenates added to reformulated gasoline pursuant to these programs are MTBE and ethanol, however MTBE has caused groundwater contamination and has been banned from use by many states. Although the Energy Policy Act of 2005 did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE is expected to result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create increased demand in the short-term, we do not expect this to have a long term impact on the demand for ethanol as the Act repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere. However, the Act did not repeal the 2.7% oxygenate requirement for carbon monoxide nonattainment areas which are required to use oxygenated fuels in the winter months. While we expect ethanol to be the oxygenate of choice in these areas, there is no assurance that ethanol will in fact be used.
          The government’s regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding ethanol’s use due to currently unknown effects on the environment could have an adverse effect on the ethanol industry. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration (“OSHA”). OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.
          The use of ethanol as an alternative fuel source has been aided by federal tax policy. On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (“VEETC”) and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. This is expected to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill creates a new volumetric ethanol excise tax credit of 5.1 cents per gallon of ethanol blended at 10%. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel and ethyl tertiary butyl ether (“ETBE”), including ethanol in E85 and the E-20 in Minnesota. The VEETC is scheduled to expire on December 31, 2010.
          The Energy Policy Act of 2005 expands who qualifies for the small ethanol producer tax credit. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. The credit can be taken on the first 15 million gallons of production. The tax credit is capped at $1.5 million per year per producer. We anticipate that our annual production will exceed production limits of 60 million gallons a year and that we will be ineligible for the credit.
          In addition, the Energy Policy Act of 2005 creates a new tax credit that permits taxpayers to claim a 30% credit (up to $30,000) for the cost of installing clean-fuel vehicle refueling equipment, such as an E85 fuel pump, to be used in a trade or business of the taxpayer or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuel of at least 85% of the volume of which consists of ethanol, natural gas, compressed natural gas, liquefied natural gas, liquefied petroleum gas, and hydrogen and any mixture of diesel fuel and biodiesel containing at least 20% biodiesel. The provision is effective for equipment placed in service January 9, 2007 and before January 1, 2010. While it is unclear how this credit will affect the demand for ethanol in the short term, we expect it will help raise consumer awareness of alternative sources of fuel and could positively impact future demand for ethanol.
          The ethanol industry and our business depend upon continuation of the federal ethanol supports discussed above. These incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels than at which they currently exist. The elimination or reduction of such federal ethanol supports would make it more costly for us to sell our ethanol and would likely reduce our net income and the value of your investment.
Our Primary Competition
          We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our plant will compete with other ethanol producers on the basis of price, and to a lesser extent, delivery service. We believe that we can compete favorably with other ethanol producers, due to our expected rail access and anticipated grain supplies at favorable prices.
          According to the Renewable Fuels Association, there are 95 ethanol production facilities operating in the United States with the capacity to produce over 4.3 billion gallons of ethanol annually and there are 31 ethanol refineries and nine expansions under construction which if completed will result in additional annual capacity of nearly 1.9 billion gallons. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland, Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are capable of producing more ethanol than we expect to produce. In addition, ADM recently announced that it intends to increase its ethanol production capacity by 500 million gallons through the construction of two new dry corn milling facilities. According to ADM’s news release, the facilities will be located adjacent to ADM’s existing ethanol plants.
          There are also several regional entities recently formed, or in the process of formation, of similar size and with similar resources to ours. In addition, there are also a number of other ethanol plants in Indiana and Ohio under construction or in the planning stage.
          The following table identifies most of the producers in the United States along with their production capacities.

U.S. FUEL ETHANOL PRODUCTION CAPACITY
million gallons per year (mmgy)

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		30
	Ravenna, NE			88
ACE Ethanol, LLC	Stanley, WI	Corn	39
Adkins Energy, LLC*	Lena, IL	Corn	40
Advanced Bioenergy	Fairmont, NE	Corn		100
AGP*	Hastings, NE	Corn	52
Agra Resources Coop. d.b.a. EXOL*	Albert Lea, MN	Corn	40	8
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	35
Amaizing Energy, LLC*	Denison, IA	Corn	40
Archer Daniels Midland	Decatur, IL	Corn	1,070
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
ASAlliances Biofuels, LLC	Albion, NE	Corn		100
	Linden, IN	Corn		100
Aventine Renewable Energy, LLC	Pekin, IL	Corn	100	57
	Aurora, NE	Corn	50
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC*	West Burlington, IA	Corn	40
Broin Enterprises, Inc.	Scotland, SD	Corn	9
Bushmills Ethanol, Inc.*	Atwater, MN	Corn		40
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Central Indiana Ethanol, LLC	Marion, IN	Corn		40
Central MN Ethanol Coop*	Little Falls, MN	Corn	21.5
Central Wisconsin Alcohol	Plover, WI	Seed corn	4
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	24	9
Corn, LP*	Goldfield, IA	Corn	50
Cornhusker Energy Lexington, LLC	Lexington, NE	Corn		40
Corn Plus, LLP*	Winnebago, MN	Corn	44
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC*	Morris, MN	Corn	21.5
E3 Biofuels	Mead, NE	Corn		24
East Kansas Agri-Energy, LLC*	Garnett, KS	Corn	35
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol2000, LLP*	Bingham Lake, MN	Corn	32
Frontier Ethanol, LLC	Gowrie, IA	Corn		60
Front Range Energy, LLC	Windsor, CO	Corn		40
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	50
Golden Cheese Company of
California*	Corona, CA	Cheese whey	5
Golden Grain Energy, LLC*	Mason City, IA	Corn	40
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC	Granite Falls, MN	Corn	45
Great Plains Ethanol, LLC*	Chancellor, SD	Corn	50
Green Plains Renewable Energy	Shenandoah, IA	Corn		50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	50	50
	Fairbank, IA	Corn		100
Heartland Corn Products*	Winthrop, MN	Corn	36
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	9
	Huron, SD	Corn	12	18
Heron Lake BioEnergy, LLC	Heron Lake, MN	Corn		50
Horizon Ethanol, LLC	Jewell, IA	Corn		60
Husker Ag, LLC*	Plainview, NE	Corn	26.5
Illinois River Energy, LLC	Rochelle, IL	Corn		50
Iowa Ethanol, LLC*	Hanlontown, IA	Corn	50
Iroquois Bio-Energy Company, LLC	Rensselaer, IN	Corn		40
James Valley Ethanol, LLC	Groton, SD	Corn	50
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Land O’ Lakes*	Melrose, MN	Cheese whey	2.6
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	48
Lincolnway Energy, LLC*	Nevada, IA	Corn		50
Liquid Resources of Ohio	Medina, OH	Waste Beverage	3
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	52
Merrick/Coors	Golden, CO	Waste beer	1.5	1.5
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat	78

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
		starch
	Atchison, KS
Michigan Ethanol, LLC	Caro, MI	Corn	50
Mid America Agri
Products/Wheatland	Madrid, NE	Corn		44
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Grain Processors*	Lakota, IA	Corn	50	45
	Riga, MI	Corn		57
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	17.5	4.5
Minnesota Energy*	Buffalo Lake, MN	Corn	18
Missouri Ethanol	Laddonia, MO	Corn		45
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Missouri Grain, LLC*	Macon, MO	Corn	45
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	50
Northstar Ethanol, LLC	Lake Crystal, MN	Corn	52
Otter Creek Ethanol, LLC*	Ashton, IA	Corn	55
Pacific Ethanol	Madera, CA	Corn		35
Panhandle Energies of Dumas, LP	Dumas, TX	Corn/Grain Sorghum		30
Parallel Products	Louisville, KY	Beverage waste	5.4
	R. Cucamonga, CA
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Phoenix Biofuels	Goshen, CA	Corn	25
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Platte Valley Fuel Ethanol, LLC	Central City, NE	Corn	40
Prairie Ethanol, LLC	Loomis, SD	Corn		60
Prairie Horizon Agri-Energy, LLC	Phillipsburg, KS	Corn		40
Pro-Corn, LLC*	Preston, MN	Corn	42
Quad-County Corn Processors*	Galva, IA	Corn	27
Red Trail Energy, LLC	Richardton, ND	Corn		50
Redfield Energy, LLC	Redfield, SD	Corn		50
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Siouxland Energy & Livestock
Coop*	Sioux Center, IA	Corn	25
Siouxland Ethanol, LLC	Jackson, NE	Corn		50
Sioux River Ethanol, LLC*	Hudson, SD	Corn	55
Sterling Ethanol, LLC	Sterling, CO	Corn	42
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	49
Tate & Lyle	Loudon, TN	Corn	67

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
The Andersons Albion Ethanol LLC	Albion, MI	Corn		55
Trenton Agri Products, LLC	Trenton, NE	Corn	35	10
United WI Grain Producers, LLC*	Friesland, WI	Corn	49
US BioEnergy Corp.	Albert City, IA	Corn		100
	Lake Odessa, MI	Corn		45
U.S. Energy Partners, LLC	Russell, KS	Milo/wheat starch	48
Utica Energy, LLC	Oshkosh, WI	Corn	48
Val-E Ethanol, LLC	Ord, NE	Corn		45
VeraSun Energy Corporation	Aurora, SD	Corn	230
	Ft. Dodge, IA	Corn
Voyager Ethanol, LLC*	Emmetsburg, IA	Corn	52
Western Plains Energy, LLC*	Campus, KS	Corn	45
Western Wisconsin Renewable
Energy, LLC*	Boyceville, WI	Corn		40
Wind Gap Farms	Baconton, GA	Brewery waste	0.4
Wyoming Ethanol	Torrington, WY	Corn	5
Xethanol BioFuels, LLC	Blairstown, IA	Corn	5
Total Current Capacity			4336.4
Total Under Construction/Expansions				1981
Total Capacity			6317.4

*	farmer-owned
Updated: January 2006
Source: Renewable Fuels Association
Competition from Alternative Fuel Additives
     Alternative fuels and ethanol production methods are continually under development by ethanol and oil companies with far greater resources. Alternative fuels and alternative ethanol production methods are continually under development. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.
DESCRIPTION OF BUSINESS
     We are an Indiana limited liability company. We were initially formed as Indiana Ethanol, LLC as a Indiana limited liability company on February 7, 2005, for the purpose of constructing and operating a plant to produce ethanol and distillers grains in east central Indiana or west central Ohio. We then changed our name to Cardinal Ethanol, LLC on September 27, 2005. Based upon engineering specifications from Fagen, Inc., we expect the ethanol plant to annually process approximately 36 million bushels of corn per year into approximately 100 million gallons of denatured fuel grade ethanol, 320,00 tons of dried distillers grains with solubles and 220,500 tons of raw carbon dioxide gas.
     The following diagram from Fagen, Inc. depicts the plant we anticipate building:

Source: Fagen, Inc.
Primary Product – Ethanol
          Ethanol is an alcohol produced by the fermentation of sugars found in grains and other biomass. Ethanol can be burned in engines just like gasoline and can be blended with gasoline as an oxygenate to decrease harmful emissions and meet clean air standards. Unlike gasoline, which is made by distilling crude oil, ethanol can be produced from a number of different types of grains, such as wheat and milo, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, according to the Renewable Fuels Association, approximately 85 percent of ethanol in the United States today is produced from corn, and approximately 90 percent of ethanol is produced from a corn and other input mix. Corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass. The U.S. Department of Energy estimated domestic ethanol production at approximately 3.25 billion gallons in 2004.
          While the ethanol we intend to produce is the same alcohol used in beverage alcohol, it must meet fuel grade standards before it can be sold. Ethanol that is to be used as a fuel is denatured by adding a small amount of gasoline to it in order to make it unfit for drinking. We anticipate entering into an agreement with a company to market our ethanol, however, we have not yet negotiated or discussed the terms of an ethanol marketing agreement with any ethanol marketing company.
          We anticipate that our business will be that of the production and marketing of ethanol and distillers dried grains. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant, or if we are not able to market ethanol and its by-products.

Description of Dry Mill Process
          Our plant will produce ethanol by processing corn. Changing corn to ethanol by fermentation takes many steps. The corn will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to storage bins. Thereafter, it will be converted to a scalper to remove rocks and debris. Starch in the corn must be broken down into simple sugars before fermentation that produces alcohol (ethanol) can occur. This is achieved by grinding the corn in a hammermill into a mash and conveying the mash into a slurry tank for enzymatic processing. Then, water, heat and enzymes are added to break the ground grain into a fine slurry. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. Yeast is a single-celled fungus that feeds on the sugar and causes the fermentation. As the fungus feeds on the sugar, it produces alcohol (ethanol) and carbon dioxide. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and five percent denaturant constitute ethanol.
          Corn mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water (“thin stillage”) is then pumped from the centrifuges to an evaporator where it is dried into thick syrup. The solids that exit the centrifuge or evaporators (the “wet cake”) are conveyed to the distillers dried grains dryer system. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process will produce distillers grains, which is processed corn mash that can be used as animal feed.
          The following chart provided by the Renewable Fuels Association, illustrates the dry mill process:
Source: Renewable Fuels Association

          We expect that the ethanol production technology we will use in our plant will be supplied by Fagen, Inc. and/or ICM, Inc. and that they will either own the technology or have obtained any license to utilize the technology that is necessary.
Thermal Oxidizer
          Ethanol plants such as ours may produce odors in the production of ethanol and its primary by-product, distillers dried grains with solubles, which some people may find unpleasant. We intend to eliminate odors by routing dryer emissions through thermal oxidizers. Based upon materials and information from ICM, Inc., we expect thermal oxidation to significantly reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect thermal oxidation, which burns emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements. We also expect this addition to the ethanol plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.
Ethanol Markets
          Ethanol has important applications. Primarily, ethanol can be used as a high quality octane enhancer and an oxygenate capable of reducing air pollution and improving automobile performance. The ethanol industry is heavily dependent on several economic incentives to produce ethanol.
          The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. The principal markets for our ethanol are petroleum terminals in the continental United States. We expect to use a ethanol marketer to sell our ethanol in both the regional and national markets. We may also attempt to access local markets, but these will be limited and must be evaluated on a case-by-case basis. Although local markets will be the easiest to service, they may be oversold.
          We intend to serve the regional and national markets by rail. Because ethanol use results in less air pollution than regular gasoline, regional and national markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas. We expect to reach these markets by delivering ethanol to terminals who then blends the ethanol to E-10 and E85 gasoline and transports the blended gasoline to retail outlets in these markets.
          In addition to rail, we may try to service the regional markets by truck. Occasionally, there are opportunities to obtain backhaul rates from local trucking companies. These are rates that are reduced since the truck is loaded both ways. Normally, the trucks drive to the refined fuels terminals empty and load gasoline product for delivery. A backhaul is the opportunity to load the truck with ethanol to return to the terminal.
Ethanol Pricing
          Ethanol prices have historically tended to track the wholesale gasoline price. The following chart illustrates the historical relationship between the price of crude oil, retail gasoline and ethanol:

Source: ProExporter Feasibility Study dated May 2005
     Regional pricing tends to follow national pricing less the freight difference. Ethanol price histories for regional markets for our proposed plant are presented in the following graph:
Source: California Energy Commission at http://www.energy.ca.gov/gasoline/graphs/, Updated January 30, 2006

          Historic prices may not be indicative of future prices. On March 23, 2005, the Chicago Board of Trade (“CBOT”) launched the CBOT Denatured Fuel Ethanol futures contract. The new contract is designed to address the growing demand for an effective hedging instrument for domestically produced ethanol. Since we expect to engage a third party marketing firm to sell all of our ethanol we do not expect to directly use the new ethanol futures contract. However, it is possible that any ethanol marketing firm we engage may use the new ethanol futures contracts to manage ethanol price volatility.
By-products
          The principal by-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. According to a 1986 study by the University of Nebraska reported in “Nebraska Company Extension Study MP51 – Distillers Grains,” bypass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles (“distillers wet grains”), distillers modified wet grains with solubles (“distillers modified wet grains”) and distillers dry grains. Distillers wet grains are processed corn mash that contains approximately 70% moisture and has a shelf life of approximately three days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains are distillers wet grains that have been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers dried grains are distillers wet grains that have been dried to 10% moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant.
          The plant is expected to produce approximately 220,500 tons annually of raw carbon dioxide as another by-product of the ethanol production process according to Fagen, Inc.’s engineering specifications. At this time, we do not intend to capture and market our carbon dioxide gas.
Distillers Grains Markets
          According to the University of Minnesota’s DDGS—General Information website (November 28, 2005) approximately 3,200,000 to 3,500,000 tons of distillers grains are produced annually in North America, approximately 98% of which are produced by ethanol plants. Ethanol plants in South Dakota and Minnesota produce about 25% of this amount. The amount of distillers grains produced is expected to increase significantly as the number of ethanol plants increase.
          The primary consumers of distillers grains are dairy and beef cattle. In recent years, an increasing amount of distillers grains have been used in the swine and poultry markets. Numerous feeding trials show advantages in milk production, growth, rumen health, and palatability over other dairy cattle feeds. With the advancement of research into the feeding rations of poultry and swine, these markets will continue to grow. The following charts illustrate how the distillers’ grain usage has changed among animal species from 2001 to 2004.

          The market for distillers grains is generally confined to locations where freight costs allow it to be competitively priced against other feed ingredients. Distillers grains competes with three other feed formulations: corn gluten feed, dry brewers grain and mill feeds. The primary value of these products as animal feed is their protein content. Dry brewers grain and distillers grains have about the same protein content, and corn gluten feed and mill feeds have slightly lower protein contents.
          As with ethanol, the distillers grains markets are both regional and national. These national markets are just emerging, primarily in the southeast and southwest United States where significant dairy and poultry operations are located. In addition, there is the possibility of some local marketing. Local markets are very limited and highly competitive for the use of distiller’s grains. The following chart shows distillers grains production comparative to the potential regional market for distillers grains:
Source: University of Minnesota DDGS Web site: http://www.ddgs.umn.edu/ppt-pqd.htm; Pro Exporter Network
          Although local markets will be the easiest to service, they may be oversold, which would depress distillers grains prices. We plan to initially market our distillers grains to the local livestock markets surrounding the plant, however, if the local livestock markets prove insufficient to absorb our distillers grains at the prices we desire, we will engage a company to market our distillers grains nationally. We have not yet discussed or negotiated the terms of a distillers grains marketing agreement with any distillers grains marketing company.
Distillers Grains Pricing
          Historically, the price of distillers grains has been relatively steady. Various factors affect the price of distillers grains, including, among others, the price of corn, soybean meal and other alternative feed products, and the general supply and demand of domestic and international markets for distillers grains. We believe that unless demand increases, the price of distillers grains may be subject to future downward pressure as the supply of distillers grains increases because of increased ethanol production. As demonstrated in the table below, the price of distillers grains may be subject to downward pressure.

Soymeal, Corn, and DDG Monthly Price
(March 2003–August 2005)
Source: USDA Price History
Corn Feedstock Supply
          We anticipate that our plant will need approximately 36 million bushels of grain per year for our dry milling process. The corn supply for our plant will be obtained primarily from local markets. Traditionally, corn grown in the area has been fed locally to livestock or exported for feeding or processing. We believe, based on our feasibility study, that in the year 2004, the eight county area surrounding the locations we are considering for our plant produced approximately 98.9 million bushels of corn. Our feasibility study, performed by PRX Geographic and Holbrook Consulting Services, LLC, was obtained for us by the Randolph Economic Development Corporation, which paid approximately $34,700 for the preparation of the feasibility study. We have agreed to repay the Randolph Economic Development Corporation for all expenses associated with obtaining the feasibility study if we decide to locate our plant outside of Randolph County. The chart below describes the amount of corn grown in Randolph County, Indiana and surrounding counties for 2000 through 2004:

	2004 Corn	2003 Corn	2002 Corn	2001 Corn	2000 Corn
	Production	Production	Production	Production	Production
County	(million bushels)	(million bushels)	(million bushels)	(million bushels)	(million bushels)
Blackford, IN	3.2	3.0	1.9	3.9	3.6
Delaware, IN	10.3	9.8	6.4	11.7	10.4
Henry, IN	11.9	11.6	8.0	12.2	11.3
Jay, IN	11.5	8.7	4.2	10.8	10.0
Randolph, IN	14.7	12.7	7.8	13.3	12.7
Wayne, IN	9.8	9.0	5.0	9.5	9.5
Darke, OH	21.7	20.6	7.9	18.1	18.9
Mercer, OH	15.8	13.0	4.5	13.6	14.3

Total	98.9	88.4	45.7	93.1	90.7

Source: USDA Corn Production (obtained by ProExporter for Feasibility Study)

          We will be dependent on the availability and price of corn. The price at which we will purchase corn will depend on prevailing market prices. Although the areas surrounding the locations we are considering for our plant produce a significant amount of corn and we do not anticipate problems sourcing corn, there is no assurance that a shortage will not develop, particularly if there are other ethanol plants competing for corn, an extended drought in the area, or other production problem. In addition, our financial projections assume that we can purchase grain for prices near the ten-year average for corn in the areas we are considering for the location of the plant. The following table shows the USDA ten-year average price for the Indiana and Ohio counties surrounding the locations we are considering for our plant:

10-Year Average
County	Corn Price ($/Bu.)
Blackford, IN	$2.35
Delaware, IN	$2.39
Henry, IN	$2.43
Jay, IN	$2.34
Randolph, IN	$2.38
Wayne, IN	$2.42
Darke, OH	$2.45
Mercer, OH	$2.42
Total / Avg.	$2.40
Source: USDA Corn Price History (obtained by ProExporter for Feasibility Study)
          Grain prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government’s current and anticipated agricultural policy. We note that historical grain pricing information indicates that the price of grain has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We, therefore, anticipate that our plant’s profitability will be negatively impacted during periods of high corn prices.
Grain origination and risk management
          We anticipate establishing ongoing business relationships with local farmers and grain elevators to acquire the corn needed for the project. We have no contracts, agreements or understandings with any grain producer in the area. Although we anticipate procuring grains from these sources, there can be no assurance that such grains can be procured on acceptable terms, or if at all.
          We expect to hire or contract with a commodities manager to ensure the consistent scheduling of corn deliveries and to establish and fill forward contracts through grain elevators and producers. The commodities manager will utilize forward contracting and hedging strategies, including certain derivative instruments such as futures and option contracts, to manage our commodity risk exposure and optimize finished product pricing on our behalf. We anticipate that most of our grain will be acquired in this manner. Forward contracts allow us to purchase corn for future delivery at fixed prices without using the futures market. The corn futures market allows us to trade in standard units of corn for delivery at specific times in the future. Option contracts consist of call options (options to purchase a fixed amount of a commodity) and put options (options to sell a fixed amount of a commodity). We expect to use a combination of these derivative instruments in our hedging strategies to help guard against corn price volatility. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities will depend on, among other things, the cost of corn and our ability to sell enough ethanol and distillers grains to use all of the corn subject to futures and option contracts we have purchased as part of our hedging strategy. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.
Project Location and Proximity to Markets
          We currently lease commercial office space from an unrelated third party. Our business office is located at 2 OMCO Square, Suite 201, Winchester, Indiana 47394. We pay monthly rent of $600 and the term of our lease is up to and including August 31, 2006.
          We have not chosen a site for our plant. We anticipate building our plant in east central Indiana or west central Ohio and are continuing to explore potential locations for our plant. We reserve the right, in the sole discretion of our board of directors, to select the location for the plant.
          We have purchased two real estate options for a proposed site in Randolph County, Indiana. On January 10, 2006, we executed a real estate option agreement with Timothy L. and Diana S. Cheesman, the Lydia E. Harris Trust, and the Mary Frances James Revocable Trust Agreement dated September 18, 2003, granting us an option to purchase 3 tracts of land in Randolph County, Indiana totaling approximately 216 acres. Under the terms of the option agreement, we paid $1,500 to each party for an aggregate option price of $4,500 and have the option to purchase the land for $4,200 per surveyed acre plus $60,000 for the buildings located on tract 1. This option expires on January 30, 2007, unless we choose to extend the option to January 30, 2008, for an additional payment of $1,500 to each party. On January 11, 2006, we executed a real estate option agreement with Dale and Bonnie Bartels granting us an option to purchase 5 acres of land in Randolph County, Indiana adjacent to the 216-acre site. Under the terms of the option agreement, we paid $1,500 for the option and have the option to purchase the land for $40,000. This option expires on January 30, 2007, unless we choose to extend the option to January 30, 2008, for an additional payment of $1,500.
          We have also acquired one real estate option and expect to purchase two additional real estate options for a proposed site in Jay County, Indiana. On December 21, 2005, we executed a real estate option agreement with Rodgers Farm, LLC granting us an option to purchase approximately 133 acres of land in Jay County, Indiana. Under the terms of the option agreement, we paid $5,000 for the option and have the option to purchase the land for $7,700 per surveyed acre. This option expires on July 1, 2006, however we may extend the option every six months to July 1, 2008 for an additional payment of $5,000 for each six-month extension.
          On January 17, 2006, we entered into a service agreement with RTP Environmental Engineering Associates, Inc., of New York, to provide environmental consulting to us for any prospective sites. Under the terms of the agreement, we will pay RTP Environmental Engineering Associates, Inc. on an hourly basis for services rendered. However, there can be no assurance that we will not encounter environmental hazardous conditions such as groundwater or other subsurface contamination at the plant site. We are relying on Fagen, Inc. to determine the adequacy of the site for construction of the ethanol plant. We may encounter environmental hazardous conditions at the chosen site that may delay the construction of the ethanol plant. We do not expect that Fagen, Inc. will be responsible for any environmental hazardous conditions encountered at the site. Upon encountering an environmental hazardous condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of an environmental hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of an environmental hazardous condition will likely delay construction of the ethanol plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that Fagen, Inc. will be entitled to an adjustment in price if it has been adversely affected by the environmental hazardous condition. If we encounter any environmental hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance.
Transportation and delivery
          We anticipate our plant will have the facilities to receive grain by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. We believe rail is considerably more cost effective than truck transportation to the more distant markets. The railways and highways we will use will be dependent on our choice of location to build our plant. At this time, we do not have any contracts in place with any railway.
          We have engaged TerraTec Engineering, LLC of Cedarburg, Wisconsin, to assist us with the rail engineering and design services necessary to install rail infrastructure for our proposed plant. TerraTec Engineering is an engineering consulting firm specializing in rail track design for industrial users. Their personnel have been involved in the design and construction of rail track for several ethanol plants throughout the Midwest. TerraTec Engineering has teamed with several well-known ethanol plant consultants, builders, and process technology engineers to streamline the construction process on several projects. The four phases of rail engineering services include Task 1 – Site Selection Assistance, Task 2 – Preliminary and Final Design, Task 2 – Bidding Assistance and Task 4 – Construction Observance Assistance. We will pay TerraTec Engineering a fixed fee of $1,950 for each proposed site plus $56,200 for the rail engineering services provided in each of the Task phases.
Utilities
          The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality are also important considerations. We plan to enter into agreements with local electric and water utilities to provide our needed energy and water. In addition, we are in negotiations with suppliers to purchase the natural gas needed for the plant. There can be no assurance that those utilities and companies will be able to reliably supply the natural gas, electricity, and water that we need.
          If there is an interruption in the supply of energy or water for any reason, such as supply, delivery, or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows, and financial performance.
          We have engaged U.S. Energy Services, Inc. to assist us in negotiating our utilities contracts and provide us with on-going energy management services. U.S. Energy manages the procurement and delivery of energy to their clients’ locations. U.S. Energy Services is an independent, employee-owned company, with their main office in Minneapolis, Minnesota and branch offices in Kansas City, Kansas and Omaha, Nebraska. U.S. Energy Services manages energy costs through obtaining, organizing and tracking cost information. Their major services include supply management, price risk management and plant site development. Their goal is to develop, implement, and maintain a dynamic strategic plan to manage and reduce their clients’ energy costs. A large percentage of U.S. Energy Services’ clients are ethanol plants and other renewable energy plants. We will pay U.S. Energy Services, Inc. a fee of $3,500 per month plus pre-approved travel expenses for its services up until plant operations. The agreement will continue until 12 months after the plant is complete. There can be no assurance that any utility provider that we contract with will be able to reliably supply the gas and electricity that we need.
Natural Gas
          In order to operate a 100-million gallon ethanol plant, we will require 3,000,000 MMBTU of natural gas per year. The plant will produce process steam from its own boiler system and dry the distillers dried grains by-product via a direct gas-fired dryer. The price we will pay for natural gas has not yet been determined. Recently, natural gas prices increased sharply as Hurricane Katrina devastated operations and impacted infrastructure on the Gulf Coast. Natural gas prices have risen from approximately $3.00 — 6.50/mcf mmbtu to nearly approximately $5.00 — 12.00/mcf. mmbtu.

     Source: Energy Information Administration
     There is still considerable uncertainty as to the extent of infrastructure damage and the ultimate amount of lost production from Hurricane Katrina. Therefore, we are uncertain as to how Hurricane Katrina will impact long term natural gas prices.
Electricity
          Based on engineering specifications, we anticipate the proposed plant will require approximately 9.0 mw of electricity at peak demand. We have not yet negotiated, reviewed or executed any agreement with a power company to provide electricity to our site. The price at which we will be able to purchase electric services has not yet been determined.
Water
          We will require a significant supply of water. Engineering specifications show our plant water requirements to be approximately 774 gallons per minute depending upon the site we select and the quality of water. That is approximately 1.1 million gallons per day. Depending upon the site we select, and once we have assessed our water needs and available supply, we expect to drill four 500-gallon-per-minute high-capacity wells to provide for our water needs. If we are unable to access sufficient well water supply or unable to drill the wells for any reason, we may utilize nearby surface water or municipal water to meet the plant’s water needs.
          Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have the long-term effect of lowering wastewater treatment costs. Many new plants today are zero or near zero effluent facilities. We anticipate our plant design incorporating the ICM/Phoenix Bio-Methanator wastewater treatment process resulting in a zero discharge of plant process water.

Employees
          We presently have one full-time employee, Angela Armstrong, out project coordinator. Under the terms of the agreement, Ms. Armstrong receives an annual salary of $50,000.
          Prior to completion of the plant construction and commencement of operations, we intend to hire approximately 45 full-time employees. Approximately nine of our employees will be involved primarily in management and administration and the remainder will be involved primarily in plant operations. Our executive officers are not employees and they do not currently receive any compensation for their services.
          The following table represents some of the anticipated positions within the plant and the minimum number of individuals we expect will be full-time personnel:

# Full-Time
Position	Personnel
General Manager	1
Plant Manager	1
Commodities Manager	1
Controller	1
Lab Manager	1
Lab Technician	2
Secretary/Clerical	3
Shift Supervisors	4
Office Manager	1
Maintenance Supervisor	1
Maintenance Craftsmen	6
Plant Operators	23
TOTAL	45
          The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position.
          We intend to enter into written confidentiality and assignment agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep all proprietary information developed or used by us in the course of our business strictly confidential.
          Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants which would have a material adverse affect on our operations, cash flows and financial performance.
Sales and Marketing
          We intend to sell and market the ethanol and distillers grains produced at the plant through normal and established markets. We hope to market all of the ethanol produced with the assistance of an ethanol distributor, but have not yet entered into any agreements regarding the sale of our ethanol. Similarly, we hope to sell all of our distillers grains through the use of an ethanol-byproducts marketing firm, but have not yet entered into any agreements regarding the sale of our distillers grains.
          We do not plan to hire or establish a sale organization to market any of the products or by-products we produce. Consequently, we will be extremely dependent on the entities we plan to engage to market each of our products.

Design-Build Team
Fagen, Inc.
          We have entered into a non-binding letter of intent with Fagen, Inc. in connection with the design, construction and operation of the proposed plant. Fagen, Inc. was founded by Ron Fagen, CEO and President, and originally began in 1972 as Fagen-Pulsifer Building, Inc. It became Fagen, Inc. in 1988. Fagen, Inc. has more than 25 years experience in the ethanol industry and been involved in the construction of more ethanol plants than any other company in this industry. Fagen. Inc. employed over 5,000 construction workers last year and employs approximately 120 personnel at its headquarters and two regional offices. The family-owned company posted $315 million in sales in fiscal year 2004. It is expected that fiscal year 2005 sales will top $375 million. Fagen, Inc. has designed and constructed 45 ethanol plants to date. Fagen, Inc. continues to design and construct a number of ethanol plants around the country. Fagen, Inc.’s other construction commitments could cause Fagen, Inc. to run out of sufficient resources to timely construct our plant. This could result in construction delays if Fagen, Inc. is not able to perform according to the timetable we anticipate.
          The expertise of Fagen, Inc. in integrating process and facility design into a construction and operationally efficient facility is very important. Fagen, Inc. also has knowledge and support to assist our management team in executing a successful start-up. Fagen, Inc. is a meaningful project participant because of its desire to facilitate the project’s successful transition from start-up to day-to-day profitable operation.
Letter of intent with Fagen, Inc.
          We have not entered into any legally binding agreements with Fagen, Inc. or ICM, Inc. for the design or construction of our plant. We have executed a letter of intent with Fagen, Inc. who has agreed to enter into good faith negotiations with us to prepare definitive agreements for financial, design and construction services. We anticipate entering into a definitive agreement with Fagen, Inc. Once we have received the minimum amount of funds necessary to break escrow and have received a debt financing commitment sufficient to carry out our business plan. We expect to pay Fagen, Inc. $105,997,000 in exchange for the following services:
•	Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the plant;

•	Assisting us with site evaluation and selection;

•	Designing and building the plant; and

•	Assisting us in locating appropriate operational management for the plant.
          However, under the terms of the letter of intent, if as of the date we give a notice to proceed to Fagen, Inc., the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which the notice to proceed is given, has increased over the CCI for September 2005, the contract price will be increased by an equal percentage amount. Therefore, the cost of our plant could be significantly higher than the $105,997,000 construction price in the letter of intent. We have included in our budget $8,388,000 for construction contingency to help offset any increases in construction costs. However, this allowance may not be sufficient to offset any increased costs that we may face.
          We will be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.
Phase I and Phase II Engineering Services Agreement with Fagen Engineering, LLC
          Although, we have not yet entered into a design-build agreement with Fagen, Inc., we have executed a Phase I and Phase II Engineering Services Agreement with Fagen Engineering, LLC, an entity related to our design-builder Fagen, Inc., for the performance of certain engineering and design work. Fagen Engineering, LLC performs the engineering services for projects constructed by Fagen, Inc. In exchange for the following engineering and design services, we have agreed to pay Fagen Engineering, LLC $92,500, which will be credited against the total design build costs:

•	Phase I design package consisting of the engineering and design of the plant site, including the following drawings:
•	Cover sheet

•	Property layout drawing

•	Grading, drainage and erosion control plan drawing

•	Roadway alignment drawing

•	Culvert cross sections and details

•	Seeding and landscaping
•	Phase II design package consisting of the engineering and design of site work and utilities for the plant, including the following:

•	Cover sheet

•	Property layout and drawing

•	Site grading and drainage drawing

•	Roadway alignment

•	Utility layout (fire loop)

•	Utility layout (potable water)

•	Utility layout (well water)

•	Utility layout (sanitary sewer)

•	Utility layout (utility water blowdown)

•	Utility layout (natural gas)

•	Geometric layout

•	Site utility piping tables drawing

•	Tank farm layout drawing

•	Tank farm details drawing

•	Sections and details drawing (if required)

•	Miscellaneous details drawing (if required)
ICM, Inc.
          We have not entered into any legally binding agreements with ICM, Inc. Based on discussions we have had with both Fagen, Inc. and ICM, Inc. and provisions found in our Letter of Intent with Fagen, Inc., we expect that ICM, Inc. will serve as the principal subcontractor for the plant and to provide the process engineering operations for Fagen, Inc.
          ICM, Inc. is a full-service engineering, manufacturing and merchandising firm based in Colwich, Kansas and founded in 1995 by President and CEO, Dave Vander Griend. ICM, Inc. is expected to provide the process engineering operations for Fagen, Inc. ICM, Inc. has been involved in the research, design and construction of ethanol plants for many years. The principals of ICM, Inc. each have over 20 years of experience in the ethanol industry and have been involved in the design, fabrication and operations of many ethanol plants. ICM employs over 250 engineers, professional and industry experts, craftsmen, welders and painters and full-time field employees that oversee the process. IMC, Inc. has been involved in sixty ethanol plant projects. At least twenty of the projects involved a partnership between IMC, Inc. and Fagen, Inc. Fagen, Inc. and ICM, Inc. could lack the capacity to serve our plant due to the increased number of plants that they are designing and building at any one time. In addition, due to the large number of plants that ICM, Inc. is currently designing, ICM, Inc. may not be able to devote as much time to the advancement of new technology as other firms that have more available personnel resources.

Construction and timetable for completion of the project
          Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 18-20 months after we close on this offering. This schedule further assumes that two months of detailed design will occur prior to closing and the construction schedule will be followed by two months of commissioning. During the period of commissioning, we expect preliminary testing, training of personnel and start-up of operations at our plant to occur. This schedule also assumes that bad weather, and other factors beyond our control do not upset our timetable as there is no additional time built into our construction schedule for unplanned contingencies. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.
Regulatory Permits
          We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. We anticipate Fagen, Inc. and RTP Environmental Associates, Inc. will coordinate and assist us with obtaining certain environmental permits, and to advise us on general environmental compliance. RTP Environmental Engineering Associates, Inc. is a full-service environmental consulting firm with a highly experienced technical staff. They provide consulting services in air, water, and solid waste disciplines, including air permitting, national pollutant discharge elimination system permits, storm water pollution prevention, spill prevention, countermeasures and control planning, and risk management planning activities. Founded in 1978, their years of experience provide them with excellent knowledge of the complex technical and regulatory issues involved in environmental permitting for ethanol facilities as well as numerous other applications. In addition, we may retain consultants with specific expertise for the permit being pursued to ensure all permits are acquired in a cost efficient and timely manner.
          Of the permits described below, we must obtain a minor source construction permit for air emissions and a construction storm water discharge permit prior to starting construction. The remaining permits will be required shortly before or shortly after we begin to operate the plant. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency (“EPA”) could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. The states of Indiana or Ohio and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.
          Even if we receive all required permits from either the State of Indiana or Ohio, we may also be subject to regulatory oversight from the EPA. Currently, the EPA’s statutes and rules do not require us to obtain separate EPA approval in connection with the construction and operation of the proposed plant. Indiana or Ohio are authorized to enforce the EPA’s federal emissions program. However, the EPA does retain authority to take action if it decides that Indiana or Ohio are not correctly enforcing its emissions program. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations to the detriment of our financial performance.
Minor source construction permit for air emissions
          Our preliminary estimates indicate that our facility will be considered a minor source of regulated air pollutants. There are a number of emission sources that are expected to require permitting. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and baghouses. The types of regulated pollutants that are expected to be emitted from our plant include particulate matter (“PM10”), carbon monoxide (“CO”), nitrous oxides (“NOx”) and volatile organic compounds (“VOCs”). The activities and emissions mean that we are expected to obtain a minor source construction permit for the facility emissions. Because of regulatory requirements, we anticipate that we will agree to limit production levels to a certain amount, which may be slightly higher than the production levels described in this document (currently projected at 100 million gallons per year at the nominal rate with the permit at a slightly higher rate) in order to avoid having to obtain Title V air permits. These production limitations will be a part of the minor source permit-to install and permit-to-operate in Ohio or a New Source Construction/Federally Enforceable State Operating Permit (FESOP) “synthetic minor” in Indiana. If we exceed these production limitations, we could be subjected to very expensive fines, penalties, injunctive relief and civil or criminal law enforcement actions. Exceeding these production limitations could also require us to pursue a Title V air permit. There is also a risk that further analysis prior to construction, a change in design assumptions or a change in the interpretation of regulations may require us to file for a Title V air permit. If we must obtain a Title V air permit, then we will experience significantly increased expenses and a significant delay in obtaining a subsequently sought Title V air permit. There is also a risk that Indiana or Ohio might reject a Title V air permit application and request additional information, further delaying startup and increasing expenses. Even if we obtain a minor source permit to install in Ohio or a FESOP permit in Indiana prior to construction, the air quality standards may change, thus forcing us to later apply for a Title V air permit. There is also a risk that the area in which the plant is situated may be determined to be a non-attainment area for a particular pollutant. In this event, the threshold standards that require a Title V permit may be changed, thus requiring us to file for and obtain a Title V air permit. The cost of complying and documenting compliance should a Title V air permit be required is also higher. It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a Title V permit, we would have to install additional air pollution control equipment such as additional or different scrubbers.
Air pollution standard
          There are a number of air pollution standards which may effect the construction and operation of the plant going forward. The Prevention of Significant Deterioration (“PSD”) regulation creates more stringent and complicated permit review procedures for construction permits. It is possible, but not expected, that the plant may exceed applicable PSD levels for NOx, CO, and VOCs.
Waste Water National Pollutant Discharge Elimination System Permits (INPDES Permit)
          We expect that we will use water to cool our closed circuit systems in the proposed plant based upon engineering specifications. Although the water in the cooling system will be re-circulated to decrease facility water demands, a certain amount of water will be continuously replaced to make up for evaporation and to maintain a high quality of water in the cooling tower. In addition, there will be occasional blowdown water that will have to be discharged. The exact details regarding the source of water and the amount of non-process and other wastewater that needs to be discharged will not be known until tests confirm the water quality and quantity for the site. Although unknown at this time, the quality and quantity of the water source and the specific requirements imposed by Indiana and Ohio for discharge will materially affect the financial performance of Cardinal Ethanol. We expect to file for a permit to allow the discharge of non-contact cooling and boiler blowdown water. In Indiana and Ohio, a Non-Contact Cooling Water General NPDES permit is available for non-contact cooling water discharges. If additives are used for the cooling water, these general permits may not be available. Also, boiler blowdown water does not qualify for a general permit in either Indiana or Ohio. Both Indiana and Ohio may therefore require an individual permit for waste water from industrial sources. In Indiana, if an individual permit is required then the permit application for a major discharge permit in Indiana must be filed 270 days before discharge and a permit application for a minor discharge permit must be filed 180 days before discharge. There can be no assurances that these permits will be granted to us. If these permits are not granted, then our plant may not be allowed to operate.
Water Withdrawal Permit
          Indiana requires registration with the Indiana Department of Natural Resources for any water withdrawal facility that, in the aggregate from all sources and by all methods, has the capability of withdrawing more than one hundred thousand (100,000) gallons of ground water, surface water, or ground and surface water combined in one day. No permit is required in Ohio.
Storm Water Discharge Permit and Storm Water Pollution Prevention Program (General NPDES Permits)
     Before we can begin construction of our proposed ethanol plant, we must obtain a General NPDES permit for storm water discharges associated with construction activities from the Ohio Environmental Protection Agency (“General Permit OHC000002”) or a Rule 5 General NPDES permit for storm water runoff associated with land disturbing activity in Indiana. The Ohio NPDES permit application must be filed 21 days before construction begins in Ohio. In Indiana a notice of intent to file the Rule 5 General NPDES permit must be filed 48 hours before construction begins and the application must be submitted to the local County Soil and Water Conservation Districts for review. Those agencies in Indiana have 28 days in which to review an application. In addition, if the site is located in certain municipal areas in Indiana, a Municipal Separate Storm Sewer System may impose additional permit requirements (a Rule 13 NPDES Permit). We must also file a separate application for a General Permit OHC000003 or draft OHC000004 for industrial storm water discharges in Ohio and a General NPDES Rule 6 Stormwater Runoff Associated with Industrial Activity Permit in Indiana. The Ohio application for the General Permit for industrial storm water discharges, OHC000003 or draft OHC000004, must be filed 180 days prior to the start of operations. A Rule 6 Storm Water Runoff Associated with Industrial Activity NPDES General Permit application must be filed 90 days before construction in Indiana. In connection with this permit, we must have a Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution.
New source performance standards
          The plant will be subject to new source performance standards for both the plant’s distillation processes and the storage of volatile organic compounds used in the denaturing process. These duties include initial notification, emissions limits, compliance, monitoring requirements, and record keeping requirements.
Spill prevention, control, and countermeasures plan
          Before we can begin operations, we must prepare and implement a Spill Prevention Control and Countermeasure (“SPCC”) plan in accordance with the guidelines contained in 40 CFR § 112. This plan will address oil pollution prevention regulations and must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years.
Alcohol and Tobacco Tax and Trade Bureau, Requirements
          Before we can begin operations, we must comply with applicable Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms) regulations. These regulations require that we first make application for and obtain an alcohol fuel producer’s permit. The application must include information identifying the principal persons involved in our venture and a statement as to whether any of them have ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked or suspended. The permit also requires that we maintain certain security measures. We must also secure an operations bond pursuant to 27 CFR § 19.957. There are other taxation requirements related to special occupational tax and a special stamp tax.
Risk management plan
          Pursuant to § 112(r)(7) of the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. Since we plan to use anhydrous ammonia, we must establish a plan to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of the ammonia into the surrounding area. The same requirement may also be true for denaturant. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazardous assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. In addition, it is likely that we will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard. These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before use.
Environmental Protection Agency
     Even if we receive all Ohio or Indiana environmental permits for construction and operation of the plant, we will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than Ohio or Indiana’s environmental administrators. Ohio’s, Indiana’s, and EPA rules and regulations are subject to change, and any such changes may result in greater regulatory burdens.
Nuisance
          Ethanol production has been known to produce an odor to which surrounding residents could object. Ethanol production may also increase dust in the area due to operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant. Such activities may subject us to nuisance, trespass, or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its by-products, we intend to install a thermal oxidizer in the plant. See “DESCRIPTION OF BUSINESS – Thermal Oxidizer” for additional information. Nonetheless, any such claims or increased costs to address complaints may have a material adverse effect on us, our operations, cash flows, and financial performance.
          We are not currently involved in any litigation involving nuisance or any other claims.
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
          Our operating agreement provides that our initial board of directors will be comprised of no fewer than 12 and no more than 35 members. We have 24 directors on our initial board of directors. The initial board of directors will serve until the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commences. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement which could be difficult to accomplish.
          Our operating agreement further provides that at the first annual or special meeting of the members following the date on which substantial operations of the facilities commence, the number of elected directors shall be a minimum of 7 and a maximum of 9. However, each member purchasing 400 units or more in this offering is entitled to appoint a director to the board. The operating agreement requires that a majority of the board be elected by the members. Therefore, the number of directors will be increased if the number of directors appointed by members purchasing 400 units or more in this offering is greater than or equal to the number of elected directors on our board. Any member eligible to appoint a director cannot vote in the general election. Appointed directors serve until removed by the member appointing them, so long as such member owns 400 or more units. The operating agreement further provides for a staggered board of directors, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and at that point, one-third of the total number of directors will be elected by the members each year. Prior to expiration of the initial directors’ terms, the initial directors shall conduct a lottery to separately identify the director positions to be elected. Each director position will be designated as either Group I (serving one year), Group II (serving two years) and Group III (serving three years).
Identification of Directors, Executive Officers and Significant Employees
          The following table shows the directors and officers of Cardinal Ethanol as of the date of this prospectus:

Director	Office
Troy Prescott	Director & Chairman/President
Thomas Chalfant	Director & Vice Chairman/Vice President
Dale Schwieterman	Director & Treasurer
John N. Shanks II	Director & Secretary
Robert E. Anderson	Director
Lawrence Allen Baird	Director
Larry J. Barnette	Director
Ralph Brumbaugh	Director
Thomas C. Chronister	Director

Director	Office
Robert John Davis	Director
David Matthew Dersch	Director
G. Melvin Featherston	Director
John W. Fisher	Director
Everett Leon Hart	Director
Jeremey Jay Herlyn	Director
Barry Hudson	Director
James Lee Kunzman	Director
Cyril George LeFevre	Director
Robert L. Morris	Director
Curtis Allan Rosar	Director
Michael Alan Shuter	Director
Steven John Snider	Director
Jerrold Lee Voisinet	Director
Andrew J. Zawosky	Director
Business Experience of Governors and Officers
          The following is a brief description of the business experience and background of our officers and governors.
          Troy Prescott, Chairman/President, Director, Age 40, 3780 North 250 East, Winchester, Indiana 47394.
          Mr. Prescott has been a grain farmer in Randolph County, Indiana for the past 22 years and presently owns and operates a 2,500-acre row crop farm near Winchester, Indiana. In addition, for the past 11 years Mr. Prescott and his wife owned and operated Cheryl’s Restaurant which they sold in December 2005. He also serves on the board of directors for the Randolph Central School District.
          Mr. Prescott has served as our president and a director since our inception. Pursuant to our operating agreement, Mr. Prescott will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Thomas E. Chalfant, Vice Chairman/Vice President, Director, Age 55, 12028 West 700 North, Parker City, Indiana 47368.
          Mr. Chalfant has been farming in Randolph County since 1974 and is the Vice President and Secretary of Chalfant Farms, Inc. He also is a member of the board of directors for United Communities National Bank and is the President of the Randolph County Farm Bureau. Mr. Chalfant graduated from Purdue University with a bachelors of science in agriculture.
          Mr. Chalfant has served as our vice chairman/vice president and a director since our inception. Pursuant to our operating agreement, Mr. Chalfant will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Dale A. Schwieterman, Treasurer, Director, Age 55, 3924 Cr 716 A, Celina, Ohio 45822.
          Since 1974, Mr. Schwieterman has been employed as a Certified Public Accountant and currently is the President of McCrate DeLaet and Co. He also manages a 940-acre grain farm operation in Mercer County, Ohio. He graduated from Bowling Green University with a degree in business in 1972.
          Mr. Schwieterman has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Schwieterman will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.

          John Nelton Shanks II, Secretary, Director, Age 60, 349 N 500 W, Anderson, Indiana 46011.
          Mr. Shanks has been a practicing attorney since 1971. Since 2003, he has been practicing as Shanks Law Office. Prior to that, Mr. Shanks was a partner at Ayres, Carr and Sullivan, P.C. He is also a registered civil mediator and a public and governmental affairs consultant and a licensed Indiana insurance agent. Mr. Shanks was admitted to practice before the Supreme Court of Indiana in 1971, the United States District Court for the Southern District in Indiana in 1971, and the United States Court of Appeals for the Seventh Circuit in 1972. He also is a member of the board of directors and treasurer for Capital Plus Credit Union and serves an officer and director for Capital Plus Service Corporation and Indiana Public Employers’ Plan, Inc. Mr. Shanks is also a member of the Indiana State Bar Association where he serves as editor of the General Practice Newsletter and is a founder, officer and director of the Indiana Workers Compensation Institute, Inc. Since August 2005, Mr. Shanks has served as a Title IV-D Commissioner for the Unified Courts of Madison County, Indiana. He received his bachelor of arts from Indiana University in 1968, then went on to Indiana University School of Law, graduating in 1971 with a juris doctorate.
          Mr. Shanks has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Shanks will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Robert E. Anderson, Director, Age 76, 5737 East 156th Street, Noblesville, Indiana 46062.
          For the past 33 years, Mr. Anderson has been an owner and operator of Iron Wheel Farm, Inc., an 1,800-acre farming operating. Until his retirement in 1987, he worked 42 years as a life insurance agent for Equitable Life Insurance Company. He is also the Past President of Indianapolis Life Insurance Association. Mr. Anderson previously served as Lt. Governor for Kiwanis of Indiana.
          Mr. Anderson has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Anderson will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Lawrence Allen Baird, Director, Age 62, 2579 S 500 West, Tipton, Indiana 46072.
          Since 1962, Mr. Baird has been farming in the Tipton, Indiana area and he is currently the owner and operator of Baird Farms, a 6,000-acre crop farming operation. Mr. Baird has been a seed sales representative for Pioneer Hi-Bred International, Inc. since 1973.
          Mr. Baird has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Baird will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Larry J. Barnette, Director, Age 52, P.O. Box 127, Winchester, Indiana 47394.
          Mr. Barnette is the operations manager of LPI Transportation and LPI Excavation for the past 30 years. He also has 200-acre grain farm in the Portland, Indiana area. He is a former member of the board of directors for the Jay County Farm Bureau. Mr. Barnette has served as a director since our inception.
          Mr. Barnette has served as a director since our inception. Pursuant to our operating agreement, Mr. Barnette will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Ralph E. Brumbaugh, Director, Age 63, 6290 Willis Road, Greenville, Ohio 45331.
          Mr. Brumbaugh is a director and part-owner of Brumbaugh Construction, Inc., a commercial construction business which he founded in 1962. Since 1974, he has been the owner of Creative Cabinets, a commercial interior supply company. In 2005, his companies employed over 200 people and grossed over $50 million in sales.

          Mr. Brumbaugh has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Brumbaugh will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Thomas C. Chronister, Director, Age 54, 10905 Sandpiper Cover, Ft. Wayne, Indiana 46845.
          Since 1975, Mr. Chronister has worked as the manager and pharmacist for Chronister Kendallville Drug, Inc. He also owns and operates 160 apartments in the Fort Wayne, Indiana area. Mr. Chronister graduated from Purdue University in 1975 with a bachelor’s degree in pharmacy.
          Mr. Chronister has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Chronister will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Robert John Davis, Director, Age 46, 4465 North County Road 100 E, New Castle, Indiana 47362.
          Mr. Davis has been the owner and operator of Spiceland Wood Products, Inc., a manufacturing firm supplying the residential and commercial marketplace with customized wood products, since 2001. Previously he was the Vice President of Operations for Frank Miller Lumber Company. He also owns and operates a 160-acre farm near New Castle, Indiana. He graduated from Purdue University School of Engineering in Materials Engineering
          Mr. Davis has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Davis will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          David Mathews Dersch, Director, Age 69, 305 Greenbriar Road, Muncie, Indiana 47304.
          In 1987, Dr. Dersch co-founded S & S Steel Corporation in Anderson, Indiana and currently serves as its Vice President. He has also served as a member of the Dean’s Council of Indiana University Medical School for past 15 years and has been a member of the Board of Directors of Bob Jones University, in Greenville, South Carolina for the last 10 years. He is also a semi-retired practicing physician for OB-GYN, PC. Dr. Dersch graduated from the University of Indiana.
          Dr. Dersch has served as a director since December 7, 2005. Pursuant to our operating agreement, Dr. Dersch will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          G Melvin Featherston, Director, Age 80, 14740 River Road, Noblesville, Indiana 46062.
          Mr. Featherston began his farming career in 1943, and is now semi-retired. He currently manages Featherston Farm, LLC, an approximately 2,200-acre farming operation located throughout Randolph County, Wayne County and Shelby County, Indiana.
          Mr. Featherston has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Featherston will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          John Wesley Fisher, Director, Age 90, 3711 Burlington, Muncie, Indiana 47302.
          Mr. Fisher is an honorary director and chairman emeritus of the board of directors of Ball Corporation. Mr. Fisher joined Ball Corporation in 1941 as a trainee. Following nine years in various manufacturing assignments he was named vice president of manufacturing, and in 1954 became vice president of sales. Mr. Fisher was elected a corporate vice president in 1963, and was named president and CEO in 1970. He was elected chairman and CEO in 1978. Mr. Fisher retired as CEO in 1981 and as chairman of the board in 1986. He had served as a director of Ball Corporation since 1943. Mr. Fisher is a life director and past chairman of the board of directors of the National

Association of Manufacturers. He currently serves as chairman of Cardinal Health System in Muncie, Indiana, a life trustee of DePauw University, a member of the University of Tennessee Development Council, a regent of the Indiana Academy and a member of the East Central Indiana Committee on Medical Education. Mr. Fisher received a bachelor’s degree from the University of Tennessee in 1938 and an MBA from the Harvard Graduate School of Business Administration in 1942.
          Mr. Fisher has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Fisher will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Everett Leon Hart, Director, Age 68, 6934 Bradford Childrens Home Road, Greenville, Ohio 45331.
          Mr. Hart is in Sales Service with L.A.H. Development LLC, and for the past 30-years owned and operated Nu-Way Farm Systems, Inc.
          Mr. Hart has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Hart will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Jeremey Jay Herlyn, Director, Age 34, 841 Hidden Valley Drive, Richmond, Indiana 47374.
          Mr. Herlyn is the Plant Manager for Land O’Lakes Purina Feed, LLC in Richmond, Indiana. He received a bachelor’s of science in Agricultural Engineering from South Dakota State University in 1994.
          Mr. Herlyn has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Herlyn will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Barry Hudson, Director, Age 65, 1525 S Meridian, Portland, Indiana 47371.
          Mr. Hudson is the Chairman of the Board and President of First National Bank in Portland, Indiana. He retired from First National Bank in March 2005 after 22 years of service.
          Mr. Hudson has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Hudson will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Lee James Kunzman, Director, Age 62, 4740 Pennington Ct, Indianapolis, Indiana 46254.
          Mr. Kunzman is the Vice President and General Manager for Henelgern Racing Inc. He has also been the Vice President of Kunzman Motor Co Inc.
          Mr. Kunzman has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Kunzman will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Cyril George LeFevre, Director, Age 59, 1318 Fox Road, Ft. Recovery, Ohio 45846.
          Mr. LeFevre is President and owner of Ft. Recovery Equipment Co. Inc. for the past 35 years. He also owns and operates a 2,500 acre farming operation. Mr. LeFevre received an industrial engineering degree from University of Dayton in 1969.
          Mr. LeFevre has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. LeFevre will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.

          Robert L. Morris, Director, Age 59, 9380 W. CR 1000 South, Losantville, Indiana 47354.
          Mr. Morris has been a practicing certified public accountant for the past 26 years and currently owns and operates Robert L. Morris & Co., P.C. He also is a member of the Randolph County Revolving Loan Board and is an advisory board member for the Winchester office of Mutual Federal Savings Bank. Mr. Morris received a bachelor’s degree in accounting from Ball State University in 1968.
          Mr. Morris has served as a director since our inception. Pursuant to our operating agreement, Mr. Morris will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Curtis Allan Rosar, Director, Age 66, 3587 Wernle Road, Richmond, Indiana 47374.
          Mr. Rosar is the President of C. Allan Rosar and Associates which manages family investments and various partnerships. He is active on the Wayne County Foundation Board, where he serves as chairman of the investment and grants committee. Mr. Rosar also serves as the chairperson of the Reid Foundation Board. He received a bachelor’s degree in industrial engineering in 1962 from Lehigh University, Bethlehem, Pennsylvania.
          Mr. Rosar has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Rosar will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Michael Alan Shuter, Director, Age 54, 6376 N 300 W, Anderson, Indiana 46011.
          Since 1973, Mr. Shuter has been the owner and operator of Shuter Sunset Farms, Inc., a farming operation which includes 3,000 acres of corn and soybeans, an 8,000-head wean to finish hog operation, and 35 head beef cow herd. He graduated from Purdue University in 1972 with a bachelors of science in agricultural economics.
          Mr. Shuter has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Shuter will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
          Steven John Snider, Director, Age 46, 7290 N. Langdon Rd., Yorktown, Indiana 47396.
          Mr. Snider is the Region Manager for AgReliant Genetics in Westfield, Indiana, with whom he began his career in 1982. He is the managing partner of SMOR, LLC, a real estate development and investment group. He received a bachelor’s degree in agricultural economics from Purdue University in 1982.
          Mr. Snider has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Snider will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
           Jerrold Leo Voisinet, Director, Age 59, 450 Garbry Road, Piqua, Ohio 45356.
          Since 1980, Mr. Voisinet has been the owner and manager of two storage rental facilities, containing more than 1,300 units, located in Miami County and Mercer County, Ohio. Prior to that, Mr. Voisinet served in the U.S. Army, where he retired after a 20 year career in 1980 as a Supply Sargent.
          Mr. Voisinet has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Voisinet will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified..
          Andrew Zawosky Jr., Age 64, 50 Celestial Way # 208, Juno Beach, Florida 33408.
          For the past 24 years, Mr. Zawosky is the owner and operator of Zawosky Trucking in Greenville, Ohio. He graduated from Penn State with a bachelor’s of science degree in engineering in 1962.

          Mr. Zawosky has served as a director since December 7, 2005. Pursuant to our operating agreement, Mr. Zawosky will serve until our first annual meeting following substantial completion of our ethanol plant and in all cases until a successor is elected and qualified.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
          We currently have no person or entity known by us to be the beneficial owner of more than 5% of the outstanding units.
Security Ownership of Management
          As of the date of this prospectus, our directors and officers own membership units as follows:
UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

					Percentage of Total After
					the Offering (1)
		Amount and
		Nature of			Maximum	Minimum Units
		Beneficial	Number	Percent of Class	Units Sold in	Sold in
Title of Class	Name and Address of Beneficial Owner	Owner	of Units	Prior to Offering	Offering	Offering

Membership Units	Troy Prescott
	3780 N. 250 East
	Winchester, IN 47394	$50,000	a22	3.87%	0.19%	0.23%

Membership Units	Thomas Chalfant
	12028 W. 700 North
	Parker City, IN 47368	$50,000	22	3.87%	0.19%	0.23%

Membership Units	Dale Schwieterman
	3924 CR 716 A
	Celina, OH 45822	$40,000	16	2.82%	0.14%	0.17%

Membership Units	John N. Shanks, II
	349 N. 500 West
	Anderson, IN 46011	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Robert E. Anderson
	5737 E. 156th Street
	Noblesville, IN 46062	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Lawrence Allen Baird
	2579 S. 500 West
	Tipton, IN 46072	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Larry J. Barnette
	3247 N. 300 East
	Portland, IN 47371	$50,000	22	3.87%	0.19%	0.23%

Membership Units	Ralph Brumbaugh
	P.O. Box 309
	Arcanum, OH 45304	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Thomas C. Chronister
	440 Kerr Island North
	Rome City, IN 46784	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Robert John Davis
	4465 N. Co. Rd. 100 East
	New Castle, IN 47362	$40,000	16	2.82%	0.14%	0.17%

Membership Units	David Matthew Dersch
	305 N. Greenbriar Rd.
	Muncie, IN 47304	$40,000	16	2.82%	0.14%	0.17%

					Percentage of Total After
					the Offering (1)
		Amount and
		Nature of			Maximum	Minimum Units
		Beneficial	Number	Percent of Class	Units Sold in	Sold in
Title of Class	Name and Address of Beneficial Owner	Owner	of Units	Prior to Offering	Offering	Offering

Membership Units	G. Melvin Featherston
	14740 River Rd.
	Noblesville, IN 46062	$40,000	16	2.82%	0.14%	0.17%

Membership Units	John W. Fisher
	P.O. Box 1408
	Muncie, IN 47308	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Everett Hart
	6934 Bradford Childrens Home Rd.
	Greenville, OH 45331	$0	0	0.00%	0.00%	0.00%

Membership Units	Jeremey Jay Herlyn
	841 Hidden Valley Dr.
	Richmond, IN 47374	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Barry Hudson
	1525 Meridian St.
	Portland, IN 47371	$40,000	16	2.82%	0.14%	0.17%

Membership Units	James Lee Kunzman
	4740 Pennington Ct.
	Indianapolis, IN 46254	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Cyril George LeFevre
	1318 Fox Rd.
	Fort Recovery, OH 45846	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Robert L. Morris
	9380 W. CR 1000 S.
	Losantville, IN 47354	$50,000	22	3.87%	0.19%	0.23%

Membership Units	Curtis Allan Rosar
	3587 Wernle Rd.
	Richmond, IN 47374	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Michael Alan Shuter
	6376 N. 300 West
	Anderson, IN 46011	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Steven John Snider
	7290 Langdon Rd.
	Yorktown, IN 47396	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Jerrold Lee Voisinet
	450 Garby Rd.
	Piqua, OH 45356	$40,000	16	2.82%	0.14%	0.17%

Membership Units	Andrew J. Zawosky
	50 Celestial Way # 208
	Juno Beach, FL 33408	$40,000	16	2.82%	0.14%	0.17%

(1)	Assumes no additional purchases in this offering.
EXECUTIVE COMPENSATION
          Troy Prescott is currently serving as our chairman and president and Tom Chalfant is currently serving as our vice chairperson and vice president. Dale Schwieterman is our treasurer, and John Shanks, II is our secretary. We do not currently compensate our executive officers.
          We do not have any other compensation arrangements with our directors and officers.
Employment Agreements
          We have no employment agreements with any executive officer or director. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire.

Reimbursement of Expenses
     We reimburse our officers and directors for expenses incurred in connection with their service.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Our operating agreement provides that none of our directors or members will be liable to us for any breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any director for monetary damages arising out of a breach of that director’s fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a director’s duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the director derived an improper financial benefit. It also does not eliminate or limit a director’s liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.
     Under Indiana law, no member or director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or director. In addition, Indiana law permits, and our operating agreement contains, extensive indemnification provisions which require us to indemnify any officer or director who was or is party, or who is threatened to be made a party to a current or potential legal action because he or she is our director or officer. We must also indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     Since our inception, we have not engaged in any transactions with related parties.
PLAN OF DISTRIBUTION
     Before purchasing any units, an investor must execute a subscription agreement, a promissory note and security agreement and sign our operating agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our operating agreement. All subscriptions are subject to approval by our directors and we reserve the right to reject any subscription agreement.
The Offering
     We are offering, on a best efforts basis, a minimum of 9,000 units and a maximum of 16,400 units at a purchase price of $5,000 per unit. You must purchase a minimum of 4 units to participate in the offering. You may purchase any number of additional units subject to the 40% ownership limitation provided in our operating agreement. Therefore, if we sell the minimum number of units offered, the maximum number of units you may own is 3,827 units and if we sell the maximum, you may own no more than 6,787 units. Our board of directors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our directors, as listed on page 5 of this prospectus, will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our directors for these sales. Our directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

     Our minimum offering amount is $45,000,000 and our maximum offering amount is $82,000,000. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end as of the date the maximum number of units is sold. We may choose to end the offering any time prior to [one year date], after we sell the minimum number of units. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by [one year date], we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment. After the offering, there will be 9,568 units issued and outstanding if we sell the minimum number of units offered in this offering and 16,968 units issued and outstanding if we sell the maximum number of units offered in this offering. This includes 568 seed capital units issued in our previous seed capital private placement.
     Our directors and officers will be allowed to purchase the units that are being offered, subject to the limitation in our operating agreement that no member can own more than 40% of the total issued and outstanding units. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our operating agreement, and will, therefore, be purchased for investment, rather than resale.
     You should not assume that we will sell the $45,000,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which Cardinal Ethanol is managed. These investors may influence the business in a manner more beneficial to them than to other investors.
     We plan to register the offering only with the Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Ohio and Tennessee state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Ohio and Tennessee unless we decide to register in additional states. This limitation may result in the offering being unsuccessful.
     We are expecting to incur offering expenses in the amount of approximately $558,499 to complete this offering.
Suitability of Investors
     Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet one of the following 2 suitability tests: (1) You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $100,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.
     Even if you represent that you meet the suitability standards set forth above, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
     Each subscriber must make written representations that he/she/it:
•	is purchasing such units for the purpose of investment and not for resale;

•	has been encouraged to rely upon the advice of such subscriber’s legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

•	will acquire the units for the subscriber’s own account without a view to public distribution or resale and that such subscriber has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.
Subscription Period
     The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $82,000,000; or (2) [one year from the effective date of this registration statement]. However, we may close the offering any time prior to [one year from the effective date of this registration statement] upon the sale of the minimum aggregate offering amount of $45,000,000. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling at least the minimum number of units prior to [one year date], the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of a written debt financing commitment. We may admit members to Cardinal Ethanol and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If we sell subscriptions for all of the available units, we have the discretion to reject any subscriptions, in whole or in part, for any reason.
     This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with interest, less escrow fees. We intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.
Subscription Procedures
     Before purchasing any units, you must complete the subscription agreement included as exhibit C to this prospectus, draft a check payable to “[ESCROW BANK], Escrow Agent for Cardinal Ethanol, LLC” in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our operating agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the operating agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.
     Once we receive subscriptions for the minimum amount of the offering, we will mail written notice to our investors that full payment under the promissory note is due within 30 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow.
     The promissory note is full recourse which means that you will be liable for the balance due and that if you do not timely repay the indebtedness upon the terms agreed, we will pursue you by any legal means to recover the indebtedness. This includes, but is not limited to, acquisition of a judgment against you for the amount due plus interest plus any amounts we spend to collect the balance. We will also seek from you any attorney fees we incur in collecting the balance. Unpaid amounts due will accrue interest at a rate of 12% per year. We will also retain the initial 10% payment made by the subscriber. Pursuant to the terms of the promissory note, we will not be required to give you notice of default under the terms of the promissory note, but upon your failure to make timely payment, we will immediately have the right to pursue you for payment of the balance due by any legal means. By signing the promissory note you will also grant to us a purchase money security interest in any units you own or hereafter acquire to secure your promise to pay the balance due. You also agree to allow us to retain possession of any certificates representing these units to allow us to perfect our security interest. This means that if you default on your obligation to pay us, you could lose your right to any of our units that you presently own or hereafter acquire.

     If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $45,000,000, you will be required to pay the full purchase price immediately upon subscription.
     We may, in our sole discretion, reject or accept all or any part of your subscription agreement. We might not consider acceptance or rejection of your application until after we have received applications totaling at least $45,000,000 from investors or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our operating agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will promptly return your subscription, check, and signature page.
     If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.
Escrow Procedures
     Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with the [ESCROW BANK], as escrow agent under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. The conditions are (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds $45,000,000, exclusive of interest; (2) our receipt of a written debt financing commitment for debt financing ranging from $67,140,000 to $104,140,000, depending on the amount necessary to fully capitalize the project; (3) we elect, in writing, to terminate the escrow agreement; and (4) the [ESCROW BANK] provides an affidavit to the states in which the units have been registered stating that the requirements to release funds have been satisfied.
     We will invest the escrow funds in short-term certificates of deposit issued by a bank, short-term securities issued by the United States government, money market funds, repurchase agreements or other financial vehicles including those available through the escrow agent. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [one year from date of effectiveness of this registration statement] or some earlier date, at our discretion. We must sell the minimum number of units and collect 10% of the minimum offering amount in cash prior to [one year from the effective date of this registration statement]. If we sell the minimum number of units, collect 10% of the minimum offering amount in cash and notify our purchasers of their obligations to remit the 90% purchase price balance prior to [one year from the effective date of this registration statement], the escrow account will continue for 3 months from that date to allow us sufficient time to collect the 90% balance. Cash proceeds from unit sales deposited in the escrow account must equal or exceed the minimum offering amount of $45,000,000 at the end of the 3 month period or we will be forced to terminate the escrow account and promptly return your investment to you.
     We may terminate the offering prior to closing the offering in which event we will return your investment, with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:
•	If we determine in our sole discretion to terminate the offering prior to [one year from effective date of this registration statement]; or
•	If we do not raise the $45,000,000 minimum aggregate offering amount by [one year from effective date of this registration statement].
Delivery of Unit Certificates
     If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement,we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS — Restrictive Legend on Membership Certificates.”
Summary of Promotional and Sales Material
     In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include a brochure, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.
DESCRIPTION OF MEMBERSHIP UNITS
     An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. We elected to organize as a limited liability company rather than a corporation because we wish to qualify for partnership tax treatment for federal and state income tax purposes with our earnings or losses passing through to our members and subject to taxation at the member level. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS.” As a unit holder and a member of the limited liability company, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units and to certain other rights, such as the right to vote at our member meetings. In the event that an investor’s membership in the limited liability company later terminates, that investor may continue to own units and retain economic rights such as the right to the distributions. However, termination of the membership would result in the loss of other rights such as the right to vote at our member meetings.
Membership Units
     Ownership rights in us are evidenced by units. There is one class of membership units in Cardinal Ethanol. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the operating agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.
Restrictive Legend on Membership Certificate
     We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:
THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND

UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
Maximum Ownership Percentage
     Under our operating agreement, no member may own more than 40% of the total issued and outstanding units of Cardinal Ethanol. The calculation of a 40% limitation includes the number of units owned by the investor and his or her spouse, children, parents, brothers and sisters and any units owned by any corporation, partnership or other entity in which the investor or his/her family members owns or controls a majority of the voting power. The maximum ownership percentage serves to prevent a change in control of Cardinal Ethanol.
Voting Limitations
     Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting or pre-emptive rights.
Loss of Membership Rights
     Although we are managed by our directors, our operating agreement provides that certain transactions, such as amending our operating agreement or dissolving Cardinal Ethanol, require member approval. An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Each member has the following rights:
•	to receive a share of our profits and losses;

•	to receive distributions of our assets, if and when declared by our directors;

•	to participate in the distribution of our assets in the event we are dissolved or liquidated;

•	to access information concerning our business and affairs at our place of business; and

•	to vote on matters coming before a vote of the members.
     Our operating agreement provides that if your membership is terminated, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our operating agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.
     Investors whose membership has been terminated but who continue to own units will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. These unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See “DESCRIPTION OF BUSINESS.”
     If you transfer your units, and the transfer is permitted by the operating agreement, or has been approved by the board of directors, then the transferee will be admitted as a substituted member of Cardinal Ethanol only if the transferee:
•	agrees to be bound by our operating agreement;

•	pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	delivers, upon our request, any evidence of the authority such person or entity has to become a member of Cardinal Ethanol; and

•	delivers, upon our request, any other materials needed to complete transferee’s transfer.
     The board of directors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements. The restrictive legend on our membership certificates and the language of our operating agreement will alert subsequent transferees of our units as to the restrictions on transferability of our units and the events by which a member may lose membership rights. Investors who transfer units to transferees who do not become substituted members will not retain the rights to vote, access information or share in profits and losses as they do not continue as members when units are transferred to a third party.
Distributions
     Distributions are payable at the discretion of our board of directors, subject to the provisions of the Indiana Limited Liability Company Act, our operating agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units.
     Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our directors. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our directors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources), however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.
     We do not expect to generate revenues until the proposed plant is operational. After operations of the proposed plant begin, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our operating agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.
     We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including:
•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.
Capital Accounts and Contributions
     The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our operating agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.
Allocation of Profits and Losses
     Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our directors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.
Special Allocation Rules
     The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Our operating agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each Unit holder’s capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account.
Restrictions on Transfers of Units
     The units will be subject to certain restrictions on transfers pursuant to our operating agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.
     We have restricted the ability to transfer units to ensure that Cardinal Ethanol is not deemed a “publicly traded partnership” and thus taxed as a corporation. Under our operating agreement, no transfer may occur without the approval of the board of directors. The board of directors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, to include the following:
•	Transfers by gift to the member’s descendants;

•	Transfers upon the death of a member; and

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units.
     Any transfer in violation of the publicly traded partnership requirements or our operating agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate such a market will develop.
     The units are unsecured equity interests in Cardinal Ethanol and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.

SUMMARY OF OUR OPERATING AGREEMENT
     Statements contained in this section of the prospectus regarding the contents of our operating agreement are not necessarily complete, and reference is made to the copy of our operating agreement filed as exhibit B to this prospectus.
Binding Nature of the Agreement
     We will be governed primarily according to the provisions of our operating agreement and the Indiana Limited Liability Company Act. Among other items, our operating agreement contains provisions relating to the election of directors, restrictions on transfers, member voting, and other company governance matters. If you invest in Cardinal Ethanol, you will be bound by the terms of our operating agreement. Its provisions may not be amended without the approval the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.
Management
     Initially, the total number of initial directors of Cardinal Ethanol shall be a minimum of 12 and a maximum of 35. The current directors and their business experience are set out in further detail in “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.” At the first annual or special meeting of the Members following the date on which substantial operations of our ethanol plant commences, the initial directors shall fix the total number of directors which shall be a minimum of 7 and a maximum of 9. However, each member purchasing 400 units or more in this offering is entitled to appoint a director to the board. The operating agreement requires that a majority of the board be elected by the members. Therefore, the number of directors will be increased if the number of directors appointed by members purchasing 400 units or more in this offering equals or exceeds the number of elected directors. Directors are elected by plurality vote of the members which means that the nominees receiving the greatest number of votes relative to all other nominees are elected as directors.
     Nominations for directors may be made by the nominating committee of the board of directors or by the board of directors as a whole. Members may also nominate candidates for our board by giving advance written notice to Cardinal Ethanol with information about the nominee and the nominating member. Any board nomination made by a member must be accompanied by a nominating petition signed by unit holders representing at least 5% of our outstanding units.
     No matter may be submitted to the members for approval without the prior approval of the board of directors. This means that the board of directors controls virtually all of our affairs. We do not expect to develop a vacancy on the board of directors until after substantial completion of the plant.
     Our operating agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.
     The directors must elect a chairman who will preside over any meeting of the board of directors, and a vice-chairman who shall assume the chairman’s duties in the event the chairman is unable to act.
     According to our operating agreement, the directors may not take the following actions without the unanimous consent of the members:
•	Cause or permit Cardinal Ethanol to engage in any activity that is inconsistent with our purposes;

•	Knowingly act in contravention of the operating agreement or act in a manner that would make it impossible for us to carry on our ordinary business, except as otherwise provided in the operating agreement;

•	Possess our property or assign rights in specific company property other than for Cardinal Ethanol’s purpose; or

•	Cause us to voluntarily take any action that would cause our bankruptcy.

     In addition, without the consent of a majority of the membership voting interests the directors do not have the authority to cause Cardinal Ethanol to:
•	Merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

•	Confess a judgment against us in an amount in excess of $500,000;

•	Issue units at a purchase price of less than $1,666.66 per unit;

•	Issue more than 25,000 units; or

•	Acquire equity or debt securities of any director or affiliate of a director or otherwise make loans to any director or affiliate or a director.
Replacement of Directors
     Our operating agreement defines a procedure to replace the board in staggered terms, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and, at that point, one-third of the total number of directors will be elected by the members each year. The directors shall be placed into groups by resolution of the initial board of directors prior to the expiration of the initial term. These procedures provide that replacement directors may be nominated either by the board of directors or by the members upon timely delivery of a petition signed by investors holding at least five percent of the outstanding units, provided that the members also meet other requirements, all of which are described in our amended and restated operating agreement. In order for a petition to be considered timely, it must be delivered to our secretary not less than 120 days prior to the one year anniversary of the date we delivered the prior year’s proxy statement or notice of annual meeting. For the first election of directors, such petition must be delivered not less than 30 days prior to the annual meeting of our members.
Members’ Meetings and Other Members’ Rights
     There will be an annual meeting of members at which the board of directors will give our annual company report. Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format. In addition, members owning an aggregate of 30% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of directors may also call a special meeting of members at any time.
     Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than five days in advance of such meetings.
     In order to take action at a meeting, members holding at least 25% of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our directors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our operating agreement or by the Indiana Limited Liability Company Act.
     For the purpose of determining the members entitled to notice of or to vote at any members’ meeting, members entitled to receive payment of any distribution, or to make a determination of members for any other purpose, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.
     Members do not have dissenter’s rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.

     We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.
Unit Transfer Restrictions
     A unit holder’s ability to transfer units is restricted under the operating agreement. Unit holders may not transfer their units prior to 90 days after financing closing, as defined in our operating agreement, unless such transfer is:
•	To the investor’s administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

•	Made without consideration to or in trust for the investor’s descendants or spouse.
     Beginning 90 days after financial closing, as defined in our operating agreement, investors may transfer their units to any person or organization only if such transfer meets the conditions precedent to a transfer under our operating agreement and:
•	Has been approved by our directors in accordance with the terms of the operating agreement; or

•	The transfer is made to any other member or to any affiliate or related party of another member or the transferring member.
     To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our operating agreement prohibits transfers without the approval of the directors. The directors will generally approve transfers so long as the transfers fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units.
Amendments
     Our operating agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment may adversely affect a member’s financial rights or modify the liability of a member, without that member’s consent. The operating agreement defines financial rights as a member’s share of profits and losses, the right to receive distributions of Cardinal Ethanol’s assets and the right to information concerning the business and affairs of Cardinal Ethanol.
Dissolution
     Our operating agreement provides that a voluntary dissolution of Cardinal Ethanol may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
     This section of the prospectus describes some of the more important federal income tax risks and consequences of your participation in Cardinal Ethanol. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in Cardinal Ethanol, LLC may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in Cardinal Ethanol, LLC. Although we will furnish unit holders with such information regarding Cardinal Ethanol, LLC as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.

     The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (“Regulations”), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect Cardinal Ethanol, LLC and a unit holder’s investment in Cardinal Ethanol, LLC. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.
     The tax opinion contained in this section and the opinion attached as exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., regarding our classification for federal income tax purposes. An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
     In the opinion attached as exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. With the exception of our tax counsel’s opinion that we will be treated as a partnership for federal income tax purposes, this section represents an expression of our tax counsel’s professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS — Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.
     Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.
Partnership Status
     Our tax counsel has opined that, assuming we do not elect to be treated as a corporation, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income. Under recently revised Treasury regulations, known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.
     We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

     As a partnership, if we fail to qualify for partnership taxation, we would be treated as a “C corporation” for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.
Publicly Traded Partnership Rules
     To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:
•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.
     Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, it is probable that we are subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.
     We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.
     We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our operating agreement prohibits any transfer of units without the approval of our directors. Our directors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:
•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.
     Private transfers include, among others:
•	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•	“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty calendar day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.
     Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.
     In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.
Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss.
     Because we expect to be taxed as a partnership, we may have our own taxable year that is separate from the taxable years of our unit holders. Unless a business purpose can be established to support a different taxable year, a partnership must use the “majority interest taxable year” which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In this case, the majority interest taxable year is the calendar year.
     However, pursuant to Section 444 of the Internal Revenue Code, we may make a special election to adopt a non-calendar year fiscal year if the proposed non-calendar year fiscal year does not defer income by more than three months. In addition, in order to make a Section 444 election we must deposit deferred taxes pursuant to Section 7519 of the Internal Revenue Code. However, a Section 444 special election may not be claimed if more than 5% of our outstanding units are held by “pass-through” entities. Therefore, although we intend to make a Section 444 special election and adopt a non-calendar year fiscal year, we may be required to adopt the calendar year as our taxable year.
Tax Consequences to Our Unit Holders
     We have adopted a fiscal year ending September 30 for accounting and tax purposes. As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our taxable income or loss for our taxable year ending September 30, 2005 on his or her 2005 income tax return. A unit holder with a June 30 fiscal year will report his share of our September 30, 2005 taxable income or loss on his income tax return for the fiscal year ending June 30, 2006. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.
Tax Treatment of Distributions
     Distributions made by us to a unit holder generally will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder’s basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which are unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments
     Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. Here, an investor’s initial basis in each unit purchased will be $5,000.
     An investor’s initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.
The basis of an investor’s units will be decreased, but not below zero, by:
•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of Company debt.
     The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:
•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.
     Except in the case of a taxable sale of a unit or Cardinal Ethanol, LLC’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of Cardinal Ethanol’s net income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.
Tax Credits to Unit Holders
Small Ethanol Producer Tax Credit
     The Energy Policy Act of 2005 signed into law by President Bush on August 8, 2005 expands the definition of a “small ethanol producer” from 30 million gallons per year to 60 million gallons per year. Small ethanol producers are allowed a tax credit on up to 15 million gallons of ethanol production annually. The tax credit is capped at $1.5 million per year per producer. The credit is effective for taxable years ending after the date of enactment. Even as amended under the Energy Policy Act of 2005, we do not expect to be classified as a small ethanol producer for purposes of the tax credit because we expect to produce approximately 100-million gallons of ethanol per year.
     If in the future the small producers’ tax credit is expanded and we become eligible to receive the credit, we expect that we would be classified as a partnership for tax purposes and we would expect to pass the tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns. However, there is no assurance that such tax legislation will be introduced or passed by the Congress or enacted into law by the President. Further, even if such legislation is enacted, our production may still exceed any expanded production limits, making us ineligible for the credit.

     The small ethanol producers’ tax credit originally scheduled to expire in 2007 has been extended through 2010. Although Congress may further extend or make permanent the credit, there is no assurance that the tax credit will be extended beyond 2010.
     Deductibility of Losses; Basis, At-Risk, and Passive Loss Limitations
     Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:
•	Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of Cardinal Ethanol’s losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

•	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•	Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in Cardinal Ethanol to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.
Passive Activity Income
     If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor’s net losses and credits from investments in other passive activities.
Alternative Minimum Tax
     Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Generally, alternative minimum taxable income is the taxpayer’s adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in Cardinal Ethanol, LLC on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.
Allocations of Income and Losses
     Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our operating agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our operating agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s financial rights in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the operating agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The operating agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the operating agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.
Tax Consequences Upon Disposition of Units
     Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.
     Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.
Effect of Tax Code Section 754 Election on Unit Transfers
     The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.
     A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

     If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.
     Transferees are subject to an affirmative obligation to notify us of their basis in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.
     Our operating agreement provides our directors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind
     Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted bases in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.
Reporting Requirements
     The IRS requires a taxpayer who sells or exchanges a membership unit to notify Cardinal Ethanol in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is likely that any transfer of a Company membership unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.
Tax Information to Members
     We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.
Audit of Income Tax Returns
     The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.

     Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.
     Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.
     The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of directors who is also a unit holder of Cardinal Ethanol. Our operating agreement provides for board designation of the Tax Matters Member. Currently, Dale Schwieterman is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties
     If we incorrectly report an investor’s distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.
     Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.
     The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.

State and Local Taxes
     In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.
LEGAL PROCEEDINGS
     No officer, director, promoter or significant employee of Cardinal Ethanol has been involved in legal proceedings that would be material to an evaluation of our management. From time to time in the ordinary course of business, Cardinal Ethanol may be named as a defendant in legal proceedings related to various issues, including without limitation, workers’ compensation claims, tort claims, or contractual disputes. We are not currently involved in any material legal proceedings, directly or indirectly, and we are not aware of any claims pending or threatened against us or any of the directors that could result in the commencement of legal proceedings.
EXPERTS
     The validity of the issuance of the units offered and the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
     Boulay, Heutmaker, Zibell & Co., P.L.L.P., an independent registered public accounting firm, has audited our financial statements at September 30, 2005, as set forth in their report appearing in this prospectus and registration statement. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Boulay, Heutmaker, Zibell & Co., P.L.L.P., given on their authority as experts in accounting and auditing.
TRANSFER AGENT
     We will serve as our transfer agent and registrar.
ADDITIONAL INFORMATION
     We filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
     As of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. Except for our duty to deliver audited annual financial statements to our members pursuant to our operating agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. However, each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Committee and
Board of Directors
Cardinal Ethanol, LLC
Winchester, Indiana
We have audited the accompanying balance sheet of Cardinal Ethanol, LLC (a development stage company), as of September 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (February 7, 2005) to September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Ethanol, LLC, (a development stage company) as of September 30, 2005, and the results of its operations and its cash flows for the period from inception (February 7, 2005) to September 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P
Certified Public Accountants
Minneapolis, Minnesota
January 3, 2006, except for Note 6, as
   to which the date is January 23, 2006

CARDINAL ETHANOL, LLC
(A Development Stage Company)
Balance Sheet

September 30,
ASSETS	2005

Current Assets
Cash and cash equivalents	$5,295
Investments	66,573
Prepaid expenses	13,726

Total current assets	85,594

Property and Equipment
Office equipment	5,681
Less accumulated depreciation	(79)

Net property and equipment	5,602

Other Assets
Deferred offering costs	18,685

Total Assets	$109,881

September 30,
LIABILITIES AND EQUITY	2005

Current Liabilities
Accounts payable	$33,392
Accrued expenses	375

Total current liabilities	33,767

Commitments and Contingencies

Members’ Equity
Member contributions, 72 units outstanding	120,000
Deficit accumulated during development stage	(43,886)

Total members’ equity	76,114

Total Liabilities and Members’ Equity	$109,881

Notes to Financial Statements are an integral part of this Statement.

CARDINAL ETHANOL, LLC
(A Development Stage Company)
Statement of Operations

From Inception
(February 7, 2005)
to September 30, 2005

Revenues	$—

Operating Expenses
Professional fees	35,322
General and administrative	10,149

Total	45,471

Operating Loss	(45,471)

Other Income (Expense)
Dividend income	1,487
Gain on sale of investments	98

Total	1,585

Net Loss	$(43,886)

Net Loss Per Unit (68 weighted average units outstanding)	$(645.38)

Notes to Financial Statements are an integral part of this Statement.

CARDINAL ETHANOL, LLC
(A Development Stage Company)
Period from February 7, 2005 (Date of Inception) to September 30, 2005
Statement of Changes in Members’ Equity

Balance — February 7, 2005 (Date of Inception)	$—

Capital contributions — 72 units, $1,666.66 per unit, February 2005	120,000

Net loss for the period from inception to September 30, 2005	(43,886)

Balance — September 30, 2005	$76,114

Notes to Financial Statements are an integral part of this Statement.

CARDINAL ETHANOL, LLC
(A Development Stage Company)
Statement of Cash Flows

From Inception
(February 7, 2005)
to September 30, 2005

Cash Flows from Operating Activities
Net loss	$(43,886)
Adjustments to reconcile net loss to net cash from operations:
Depreciation	79
Gain on sale of investments	(98)
Change in assets and liabilities
Prepaid expenses	(13,726)
Accounts payable	21,507
Accrued expenses	375

Net cash used in operating activities	(35,749)

Cash Flows from Investing Activities
Capital expenditures	(4,096)
Purchases of investments, net	(66,475)

Net cash used in investing activities	(70,571)

Cash Flows from Financing Activities
Payments for deferred offering costs	(8,385)
Member contributions	120,000

Net cash provided by financing activities	111,615

Net Increase in Cash and Cash Equivalents	5,295

Cash and Cash Equivalents – Beginning of Period	—

Cash and Cash Equivalents – End of Period	$5,295

Supplemental Disclosure of Noncash Investing and Financing Activities

Deferred offering costs included in accounts payable	$10,300

Capital expenditures included in accounts payable	$1,585

Notes to Financial Statements are an integral part of this Statement.

CARDINAL ETHANOL, LLC
(A Development Stage Company)
Notes to Financial Statements
September 30, 2005
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
Cardinal Ethanol, LLC, (an Indiana Limited Liability Company) was organized in February 2005 to pool investors to build a 100 million gallon annual production ethanol plant near Winchester, Indiana. The Company was originally named Indiana Ethanol, LLC and changed its name to Cardinal Ethanol, LLC effective September 27, 2005. Construction is anticipated to take 18-20 months with expected completion during the summer of 2008. As of September 30, 2005, the Company is in the development stage with its efforts being principally devoted to equity raising and organizational activities.
Fiscal Reporting Period
The Company has adopted a fiscal year ending September 30 for reporting financial operations.
Accounting Estimates
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.
Cash and Cash Equivalents
The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include money market funds of $5,012 at September 30, 2005, which are not federally insured.
The Company maintains its accounts primarily at two financial institutions. At times throughout the year, the Company’s cash and cash equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

CARDINAL ETHANOL, LLC
(A Development Stage Company)
Notes to Financial Statements
September 30, 2005
Investments
The Company has an investment in one mutual fund. The Company classifies the investment as available-for-sale and records it at fair market value, which at September 30, 2005 approximated cost. Realized gains and losses, determined using the average cost method, are included in earnings; unrealized holding gains and losses are accounted for under the average cost method and are reported as a separate component of members’ equity.
During fiscal 2005, the Company received $35,000 in proceeds and made payments of $101,475 for investment purchases. The Company recorded a realized gain of $98 for fiscal 2005. There were no material unrealized holding gains or losses at September 30, 2005.
Property and Equipment
Property and equipment are stated at the lower of cost or estimated fair value. Depreciation is provided over estimated useful lives by use of the straight line depreciation method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.
Deferred Offering Costs
The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed.
Grants
The Company recognizes grant proceeds as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant.
Income Taxes
Cardinal Ethanol, LLC is treated as a partnership for federal and state income tax purposes, and generally does not incur income taxes. Instead its earnings and losses are included in the income tax returns of its members. Therefore, no provision or liability for Federal or state income taxes has been included in these financial statements.

CARDINAL ETHANOL, LLC
(A Development Stage Company)
Notes to Financial Statements
September 30, 2005
Fair Value of Financial Instruments
The carrying value of cash and equivalents and investments approximates their fair value. The Company estimates that the fair value of all financial instruments at September 30, 2005 does not differ materially from the aggregate carrying values of the financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using appropriate valuation methodologies.
Recently Issued Accounting Pronouncements
Management has reviewed recently issued accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.
2. DEVELOPMENT STAGE ENTERPRISE
The Company was formed on February 7, 2005 to have a perpetual life. The Company was initially capitalized by 12 management committee members who contributed an aggregate of $120,000 for 72 membership units.
Subsequent to year end, the Company was further capitalized by current and additional members, contributing an aggregate of $1,240,000 for 496 units. These additional contributions were pursuant to a private placement memorandum in which the Company offered a maximum of 600 units of securities at a cost of $2,500 per unit for a maximum of $1,500,000. Each investor was required to purchase a minimum of 16 units for a minimum investment of $40,000. This offering was closed and the units were authorized to be issued on December 7, 2005.
The Company has one class of membership units, which include certain transfer restrictions as specified in the operating agreement and pursuant to applicable tax and securities laws. Income and losses are allocated to all members based upon their respective percentage of units held.
3. MEMBERS’ EQUITY
The Company is preparing a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC). The Offering is expected to be for a minimum of 9,000 membership units and up to 16,400 membership units for sale at $5,000 per unit for a minimum of $45,000,000 and a maximum of $82,000,000.

CARDINAL ETHANOL, LLC
(A Development Stage Company)
Notes to Financial Statements
September 30, 2005
4. INCOME TAXES
The differences between financial statement basis and tax basis of assets are as follows:

September 30,
2005
Financial statement basis of assets	$109,881
Plus: organization and start-up costs capitalized	45,471

Income tax basis of assets	$155,352

There were no differences between the financial statement basis and tax basis of the Company’s liabilities.
5. COMMITMENTS AND CONTINGENCIES
Design Build Contract
The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $150,500,000. The Company anticipates funding the development of the ethanol plant by raising equity of approximately $46,360,000 to $83,360,000 and securing debt financing, grants, and other incentives of approximately $67,140,000 to $104,140,000. The amount of debt financing needed depends on the amount of equity raised in the Offering. Currently, the Company has signed a letter of intent with a contractor, an unrelated party, to design and build the ethanol plant at a total contract price of approximately $106,000,000. The letter of intent shall terminate on December 31, 2007 unless the basic size and design of the facility have been agreed upon, a specific site or sites have been determined and agreed upon, and at least 10% of the necessary equity has been raised. Further, the letter of intent terminates at December 31, 2008 unless financing for the facility has been secured. Either of the termination dates may be extended upon mutual written agreement. If the Construction Cost Index “CCI” (as defined in the letter of intent) for the month notice to proceed with the project is given has increased over the CCI for September 2005, the contract price will be increased by an equal percentage amount.
Although the Company has not yet entered into a design-build agreement, in December 2005, the Company entered into a Phase I and Phase II engineering services agreement with an entity related to that with which the Company has a signed letter of intent as described above. In exchange for the performance of certain engineering and design services, the Company has agreed to pay $92,500, which will be credited against the total design build cost. The Company will also be required to pay certain reimbursable expenses per the agreement.
Office Lease
In August 2005, the Company entered into a one year operating lease for office space. The agreed upon rent for the entire term of the lease shall not exceed $7,200, payable in equal consecutive monthly installments of $600. The Company has the option to renew this lease on a month to month basis with the same terms and conditions of the original agreement.

CARDINAL ETHANOL, LLC
(A Development Stage Company)
Notes to Financial Statements
September 30, 2005
Feasibility Commitment
Randolph Economic Development Corporation paid approximately $34,700 for a feasibility study on the Company. The Board of Directors of the Company have committed to repay the Randolph Economic Development Corporation for expenses incurred related to the feasibility study if the Company chooses to build the ethanol plant outside Randolph County, Indiana.
6. SUBSEQUENT EVENTS
In November 2005, the Company entered into an agreement with an unrelated party to develop an internet website. The Company paid $2,500 on the date the contract was signed and will incur additional fees of approximately $2,000 which will be based on actual time spent.
In December 2005, the Company entered into an agreement with an unrelated party for consulting and energy management services for supplies of natural gas and electricity for the plant. The fees for these services shall be $3,500 per month, plus pre-approved travel expenses. The agreement commences on January 1, 2006 and will continue until twelve months after the plant’s completion. The fees for the services will increase 4% per year on the anniversary date of the effective date of the agreement. The agreement will be month-to-month after the initial term. This agreement may be terminated by either party effective after the initial term upon sixty days prior written notice.
In December 2005, the Company was awarded a $100,000 Value-Added Producer Grant from the United States Department of Agriculture. The Company will match the grant funding with an amount equal to $100,000. The matching funds will be spent at a rate equal to or in advance of grant funds, with the expenditure of matching funds not to occur until the date the grant begins. The funding period for the grant will conclude within one year of the date of the signed agreement, but no later than December 31, 2006. The grant funds and matching funds shall only be used for the purposes and activities related to equity raising, marketing, risk management, and operational plans.
In January 2006, the Company entered into an agreement with an unrelated party to provide railroad track design services. The agreement includes site selection assistance, track engineering, bidding assistance and construction observation for $56,200 plus an additional fee of $1,950 for each site proposed.
The Company is considering several locations to construct the ethanol plant in east central Indiana or west central Ohio. The Company has secured land options on potential sites in Jay County, Indiana and Randolph County, Indiana as described below.

CARDINAL ETHANOL, LLC
(A Development Stage Company)
Notes to Financial Statements
September 30, 2005
In December 2005, the Company entered into a contract with an unrelated party to have the option to purchase approximately 133 acres of land in Jay County, Indiana, for $7,700 per surveyed acre. The Company paid $5,000 for this option. The initial option extends until July 1, 2006, but the Company has the right to extend the option every six months to July 1, 2008 for an additional payment of $5,000 for each six-month extension. The option may be exercised by giving written notice and payment of $25,000 in earnest money. All option payments will be applied to the purchase price of the land. If the Company does not exercise this option the seller will retain all option payments.
In January 2006, the Company entered into an agreement with three unrelated parties to have the option to purchase three tracts of land totaling approximately 216 acres in Randolph County, Indiana. Under the terms of the option agreement, the Company paid $1,500 to each party for an aggregate option price of $4,500 and has the option to purchase the land for $4,200 per surveyed acre plus $60,000 for the buildings located on tract 1. The option expires on January 30, 2007, unless the Company chooses to extend the option to January 30, 2008, for an additional payment of $1,500 to each party.
In January 2006, the Company entered into an agreement with an unrelated party granting the option to purchase 5 acres of land in Randolph County, Indiana. Under the terms of the option agreement, the Company paid $1,500 for the option and has the option to purchase the land for $40,000. The option expires on January 30, 2007, unless the Company chooses to extend the option to January 30, 2008, for an additional payment of $1,500. This site is adjacent to the 216 acres under option as noted above.

MINIMUM 9,000 UNITS
MAXIMUM 16,400 UNITS
PROSPECTUS
February 10, 2006
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.
     No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
     Through and including ___, 2006 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Directors and officers of Cardinal Ethanol may be entitled to benefit from the indemnification provisions contained in Cardinal Ethanol’s operating agreement and the Indiana Limited Liability Company Act. The general effect of these provisions is summarized below.
     Our operating agreement provides that to the maximum extent permitted under the Indiana Limited Liability Company Act and any other applicable law, no member or director of Cardinal Ethanol, LLC shall be personally liable for any debt, obligation or liability of Cardinal Ethanol merely by reason of being a member or director or both. No director of Cardinal Ethanol shall be personally liable to Cardinal Ethanol or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for the following: (1) receipt of an improper financial benefit to which the director is not entitled; (2) liability for receipt of distributions in violation of the articles of organization, operating agreement, or the Indiana Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Indiana Limited Liability Company Act and other applicable law, Cardinal Ethanol, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of Cardinal Ethanol. The indemnification includes reasonable attorneys’ fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director shall be indemnified by Cardinal Ethanol in contradiction of the Indiana Limited Liability Company Act. Cardinal Ethanol may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether Cardinal Ethanol would otherwise be required to indemnify the person against the liability.
     Generally, under Indiana law, a member or manager is not personally obligated for any debt or obligation of Cardinal Ethanol solely because they are a member or manager of Cardinal Ethanol. However, Indiana law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the operating agreement provides. Our operating agreement provides that no member or director of Cardinal Ethanol shall be personally liable for any debt, obligation or liability solely by reason of being a member or director or both.
     The principles of law and equity supplement the Indiana Limited Liability Company Act, unless displaced by particular provisions of the Act.
     There is no pending litigation or proceeding involving a director, officer, employee or agent of Cardinal Ethanol as to which indemnification is being sought. Cardinal Ethanol is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$8,774
Legal fees and expenses	$75,000
Consulting Fees	$200,000
Accounting fees	$65,000
Blue Sky filing fees	$9,725
Printing expenses	$50,000
Advertising	$150,000

Total	$558,499

*	All of the above items except the registration fee and blue sky filing fees are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
     In February, 2005, we issued and sold 72 membership units to our founders at a purchase price of $1,666.67 per unit, without registering the units with the Securities and Exchange Commission. In addition, in December, 2005, we issued and sold 496 membership units to our seed capital investors at a purchase price of $2,500 per unit, without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 506 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C or received the information required for non-accredited investors and made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided a private placement memorandum containing all material information concerning our company and the offering. All purchases were made with cash and the total amount of cash consideration for those securities was $1,360,000.
ITEM 27. EXHIBITS.

3.1	Articles of Organization of Indiana Ethanol, LLC, Indiana

3.1A	Name Change Amendment

3.3	Second Amended & Restated Operating Agreement of the registrant

4.1	Form of Membership Unit Certificate

4.2	Form of Subscription Agreement of registrant

4.3	Form of Escrow Agreement with [ESCROW BANK]

5.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to
certain securities matters

8.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to
certain tax matters

10.1	Letter of Intent dated June 13, 2005 between Cardinal Ethanol, LLC and Fagen, Inc.

10.2	Amendment Number One to Letter of Intent dated October 24, 2005 between Cardinal
Ethanol, LLC and Fagen, Inc.

10.3	Letter Agreement dated June 8, 2005 between Cardinal Ethanol, LLC and PlanScape Partners

10.4	Commercial Lease dated August 15, 2005 between Cardinal Ethanol, LLC and OMCO Mould, Inc.

10.5	Employment Agreement dated November 7, 2005 between Cardinal Ethanol, LLC and Angela J.
Armstrong

10.6	Phase I and II Engineering Services Agreement dated December 19, 2005.

10.7	Letter Agreement dated January 13, 2006 between Cardinal Ethanol, LLC and TerraTec Engineering, LLC.

10.8	Service Agreement dated January 17, 2006 between Cardinal Ethanol, LLC and RTP Environmental Associates, Inc.

10.9	Energy Management Agreement dated January 23, 2006 between Cardinal Ethanol, LLC and U.S. Energy Services, Inc.

10.10	Real Estate Option Agreement dated December 21, 2005 between the Rodgers Farms LLC and Cardinal Ethanol, LLC

10.11	Real Estate Option Agreement dated January 10, 2005 between Timothy L. and Diana S. Cheesman, the Lydia E. Harris Trust and the Mary Frances James Revocable Trust Agreement dated September 18, 2003 and Cardinal Ethanol, LLC

10.12	Real Estate Option Agreement dated January 11, 2006 between Dale and Bonnie Bartels and Cardinal Ethanol, LLC

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P. dated February, 2006
ITEM 28. UNDERTAKINGS.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

(4)	For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, to undertake that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use
SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Winchester, Indiana on February 6, 2006.

CARDINAL ETHANOL, LLC
Date: 2/06/06	/s/ Troy Prescott
Troy Prescott
Chairman, President and Director (Principal Executive Officer)

Date: 2/06/06	/s/ Dale Schwieterman
Dale Schwieterman
Treasurer and Director (Principal Financial and Accounting Officer)

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: 2/06/06	/s/ Troy Prescott
Troy Prescott, Chairman, President, Director
(Principal Executive Officer)

Date: 2/06/06	/s/ Dale Schwieterman
Dale Schwieterman, Treasurer, Director
(Principal Financial and Accounting Officer)

Date: 2/06/06	/s/ Thomas Chalfant
Thomas Chalfant, Vice Chairman, Vice President and Director

Date: 2/06/06	/s/ John Shanks II
John Shanks II, Secretary, Director

Date: 2/06/06	/s/ Robert E. Anderson
Robert E. Anderson, Director

Date: 2/06/06	/s/ L. Allen Baird
Lawrence Allen Baird, Director

Date: 2/06/06	/s/ Larry J. Barnette
Larry J. Barnette, Director

Date: 2/06/06	/s/ David M. Dersch
David M. Dersch, Director

Date: 2/06/06	/s/ Everett L. Hart
Everett L. Hart, Director

Date: 2/06/06	/s/ Jeremey J. Herlyn
Jeremey J. Herlyn, Director

Date: 2/06/06	/s/ Barry Hudson
Barry Hudson, Director

Date: 2/06/06	/s/ Cyril G. LeFevre
Cyril G. LeFevre, Director

Date: 2/06/06	/s/ Robert L. Morris
Robert L. Morris, Director

Date: 2/06/06	/s/ Steven J. Snider
Steven J. Snider, Director

Date: 2/06/06	/s/ Jerrold L. Voisinet
Jerrold L. Voisinet, Director

Date: 2/06/06	/s/ Andrew Zawosky
Andrew Zawosky, Jr., Director